Exhibit 10.1
SHARE PURCHASE AGREEMENT
DATED AS OF SEPTEMBER 30, 2009
BY AND AMONG
MICHAEL BAKER CORPORATION,
BAKER HOLDING CORPORATION,
BAKER OTS, INC.,
MICHAEL BAKER INTERNATIONAL, INC.,
WOOD GROUP E.&P.F. HOLDINGS, INC.,
WOOD GROUP HOLDINGS (INTERNATIONAL) LIMITED,
AND
WOOD GROUP ENGINEERING AND OPERATIONS SUPPORT LIMITED

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1 Definitions	1
1.2 Accounting Terms and Determinations Usage	11

ARTICLE II PURCHASE AND SALE OF THE SHARES	11

2.1 Purchase and Sale of the Shares	11
2.2 Closing	11
2.3 Purchase Price	11
2.4 Purchase Price Adjustment	13

ARTICLE III CONDITIONS OF CLOSING	17

3.1 Conditions to Obligations of Buyers	17
3.2 Conditions to Obligations of the Sellers	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING ACQUIRED SUBSIDIARIES	22

4.1 Organization, Good Standing, Qualification and Power; Equity Interests, Etc.	22
4.2 Accounting; Financial and Business Matters	24
4.3 Material Contracts	28
4.4 Litigation	30
4.5 Real Property	31
4.6 Title and Condition and Sufficiency of Assets	31
4.7 Intellectual Property	32
4.8 Benefit Plans	33
4.9 Related Party Transactions	35
4.10 Non-contravention; Consents	35
4.13 Legal Compliance	41
4.14 Environmental, Health, and Safety	43
4.16 Banking Relationships	47
4.17 Vessels	48
4.18 Customers and Suppliers	49
4.19 Disclosure	50
4.20 Brokers	50
4.21 Sole Representations and Warranties	50

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS	50

5.1 Organization, Authority and Enforceability, No Violations, Etc.	50
5.2 Ownership	51
5.3 Brokers	51
5.4 Legal Action	52
5.5 Sole Representations and Warranties	52

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYERS	52

6.1 Organization, Authority and Enforceability, No Violations, Etc.	52

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6.2 Legal Action	53
6.3 Brokers	53
6.4 No Distribution, Investment Intent	53
6.5 Resale Restrictions	53
6.6 Capitalization	53
6.7 Sole Representations and Warranties	53

ARTICLE VII PRE-CLOSING AND POST-CLOSING COVENANTS	54

7.1 Pre-Closing Covenants	54
7.2 Post-Closing Covenants	57

ARTICLE VIII TAX MATTERS	63

8.1 Tax Indemnification	63
8.2 Straddle Period	63
8.3 Responsibility for Filing Tax Returns	64
8.4 Cooperation on Tax Matters	65
8.5 Tax-Sharing Agreements	65
8.6 Certain Taxes and Fees	65
8.7 Audits	66
8.8 Carrybacks	66
8.9 Retention of Carryovers	66
8.9 Section 338(g) Election	66

ARTICLE IX INDEMNIFICATION	66

9.1 Survival	66
9.2 General Indemnification of Buyers	67
9.3 Indemnification of Sellers	67
9.4 Special Indemnification Provisions	68
9.5 Time Limitations	68
9.6 Limitations on Amount	69
9.7 Procedures for Making Claims	70
9.8 Other Matters Relating to Indemnification	72
9.9 Exclusive Remedy	72
9.9 Special Limitation on Claims	72

ARTICLE X TERMINATION	73

10.1 Termination of Agreement	73
10.2 Availability of Remedies at Law; Survival of Certain Obligations	73

ARTICLE XI MISCELLANEOUS	74

11.1 Interpretive Provisions; Certain Definitions	74
11.2 Expenses	74
11.3 Entire Agreement; Amendments and Waivers; Conflicts	74
11.4 Severability	75
11.5 Notices	75
11.6 Counterparts	76
11.7 Governing Law; Waiver of Trial by Jury	77

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11.8 Consent to Jurisdiction and Service of Process	77
11.9 Benefits of Agreement	78
11.10 Non Disclosure Agreement	78
11.11 Public Announcements	78
11.12 No Third Party Beneficiaries	78
11.13 Further Assurances	79
Appendices:
Appendix A — Acquired Subsidiaries
Appendix B — Shares Owned by Sellers to be Transferred at Closing
Appendix C — List of Director and Officer Resignations
Appendix D — Acquired Subsidiaries: Corporate Information
Exhibits:
Exhibit A — Form Legal Opinion
Exhibit B — Form Charter Agreement
Exhibit C — Form of Put and Call Agreement
Exhibit D — Form of Secondment Agreement
Exhibit E — Form Sublease Agreement
Exhibit F — Sublease Guaranty

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SHARE PURCHASE AGREEMENT
     THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 30, 2009, by and among WOOD GROUP E.&P.F. HOLDINGS, INC., a Delaware corporation, WOOD GROUP HOLDINGS (INTERNATIONAL) LIMITED, a limited company incorporated in Scotland, United Kingdom, and WOOD GROUP ENGINEERING AND OPERATIONS SUPPORT LIMITED, a limited company incorporated in Scotland, United Kingdom (each a “Buyer” and collectively, the “Buyers”), MICHAEL BAKER CORPORATION, a Pennsylvania corporation (“Baker”), BAKER HOLDING CORPORATION, a Delaware corporation, BAKER OTS, INC., a Delaware corporation, and MICHAEL BAKER INTERNATIONAL, INC., a Delaware corporation (each of Baker, Baker Holding Corporation, Baker OTS, Inc., and Michael Baker International, Inc., a “Seller” and collectively, the “Sellers”). Buyers and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.
RECITALS
     WHEREAS, the Sellers directly own the issued and outstanding capital stock and other equity interests of each of the subsidiaries of the Sellers as set forth on Appendix B (collectively, the “Shares”); and
     WHEREAS, subject to the terms and conditions set forth herein, the Sellers desire to sell to Buyers, and Buyers desire to purchase from the Sellers, all of the Shares.
     NOW, THEREFORE, the Sellers agree to sell, convey, deliver and transfer the Shares to Buyers and Buyers agree to purchase the Shares from the Sellers for the consideration and on the terms set forth in this Agreement and the Parties agree to enter into the other agreements contemplated by this Agreement.
AGREEMENT
     The Parties, intending to be legally bound and obligated, covenant and agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. Capitalized terms used in this Agreement are defined in this Section 1.1 or elsewhere in this Agreement, and shall have the meanings therein ascribed to such terms.
     “30-Day Period” has the meaning set forth in Section 2.4(d)(i).
     “Accounts Receivable” means all accounts, notes and other receivables of the Acquired Subsidiaries.
     “Acquired Subsidiary” and “Acquired Subsidiaries” means those direct and indirect subsidiaries of the Sellers that are being acquired by Buyers pursuant to this Agreement and listed on Appendix A attached hereto.

     “Affiliate” means, with respect to any Person, any Person that, directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign Law.
     “Agreement” has the meaning set forth in the Preamble.
     “Ancillary Agreements” means the Thailand Share Purchase Agreement, the Transition Services Agreement, the Sublease Agreement, the Sublease Guaranty, the Charter Agreement, the Secondment Agreement and the Put and Call Agreement.
     “Anti-Indemnity Claims” has the meaning set forth in Section 9.4(c).
     “Anti-Indemnity Law” means any Law concerning the validity or enforceability of indemnification provisions (and insurance relating thereto) including, but without limitation, the Texas Oilfield Anti-Indemnity Act (Tex. Civ. Prac. & Rem. Code Ann. §§ 127.001-127.008), the Louisiana Oilfield Indemnity Act (La. Rev. Stat. Ann.§9.2780) and the Wyoming Oilfield Anti-Indemnity Act (Wyo. Stat. Ann. § 30-1-131 (2002)).
     “Arbitrating Accountants” has the meaning set forth in Section 2.4(d)(iii).
     “Asserted Liability” has the meaning set forth in Section 9.7(a).
     “Assets” means all of the assets, properties (real, personal, or mixed, tangible or intangible) and rights owned or held by any Acquired Subsidiary.
     “Baker” has the meaning set forth in the Preamble.
     “Basket” has the meaning set forth in Section 9.6(b).
     “Breach” — a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.
     “Business” means all businesses and operations of the Acquired Subsidiaries as conducted as of the Closing Date.
     “Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in the United States are authorized or required to close.
     “Buyer” and “Buyers” has the meaning set forth in the Preamble.

     “Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meaning set forth in Section 9.2.
     “Cap” has the meaning set forth in Section 9.6(c).
     “CERCLA” has the meaning set forth in Section 4.14(b)(i).
     “Charter Agreement” means that certain Fleet Time Charter Agreement between Baker Vessels, Inc. and Baker M/O Services, Inc. in the form attached hereto as Exhibit B.
     “Claims” has the meaning set forth in Section 7.2(g).
     “Claims Notice” has the meaning set forth in Section 9.7(a).
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Balance Sheet” has the meaning set forth in Section 2.4(c).
     “Closing Date” has the meaning set forth in Section 2.2.
     “Closing Payment” has the meaning set forth in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” has the meaning set forth in Section 7.2(f).
     “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including the Closing and the performance by Buyers and Sellers of their respective covenants and obligations under this Agreement.
     “Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
     “Current Policies” has the meaning set forth in Section 4.11(a).
     “Customs and International Trade Laws” means any Law, executive order, permit, license, directive, Order, award, or other decision or Law having the force or effect of Law, of any Governmental Authority, concerning the importation of merchandise, the export or re-export of products (including technology and services), the terms and conduct of international transactions, and making or receiving international payments, including but not limited to the Tariff Act of 1930 as amended and other Laws and programs administered or enforced by the United States Customs Service and its successor agencies, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Money Laundering Control Act of 1986 as amended, requirements for the marking of textiles and wearing apparel, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, the FCPA, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, anti-dumping and countervailing duty Laws and regulations, and Laws and regulations adopted by the governments or agencies of other countries concerning the ability of U.S. persons to own businesses or conduct business in those countries, restrictions by other countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States statutes and regulations described above.
     “Customer Owned Vessels” has the meaning set forth in Section 4.17(a).
     “Damages” means any damages, dues, penalties, royalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses and costs of investigation, provided that Damages should not include any special, incidental, consequential or punitive damages (unless awarded in connection with a third party claim and except as specifically provide in Section 9.4).
     “Deficiency Amount” has the meaning set forth in Section 2.4(e)(ii).
     “Disclosure Schedule” has the meaning set forth in the introduction to Article IV.
     “Effective Time” has the meaning set forth in Section 2.2.
     “Encumbrances” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Environmental, Health and Safety Requirements” has the meaning set forth in Section 4.14(b)(i).
     “Environmental Permits” has the meaning set forth in Section 4.14(c)(v).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Claims” has the meaning set forth in Section 9.6(b).
     “Existing Bonds” means the following existing bonds issued by Chubb Surety and as to which Baker/MO Services, Inc. is the principal: (i) Bond #104739025 (State of Wyoming — Ten Acre Exemption Permit — Bow and Arrow Scoria Pit) in the bond amount of $10,000; (ii) Bond #81971343 (State of Wyoming — Ten Acre Exemption Permit — Gravel Pit) in the bond amount of $10,000; (iii) Bond #82032637 (City of Sheridan, New York Compliance Bond) in the bond amount of $10,000; (iv) Bond #81971349 (State of Montana — Reclamation Bond for open cut mining) in the bond amount of $86,482; (v) Bond #81971347 (Governor of the State of Texas

Notary Public Bond) in the bond amount of $10,000; and (vi) the bonds identified on Section 4.3(a)(v) of the Disclosure Schedule.
     “FCPA” has the meaning set forth in Section 4.13(c).
     “FCPA Violations” has the meaning set forth in Section 9.4(a).
     “Final Net Assets” has the meaning set forth in Section 2.4(c).
     “Final Net Assets Statement” has the meaning set forth in Section 2.4(c).
     “Financial Statements” has the meaning set forth in Section 4.2(a).
     “Fundamental Documents” means, with respect to any Person, whether foreign or domestic, those instruments that (i) define its existence, as filed or recorded with the applicable Governmental Authority, including a corporation’s articles or certificate of incorporation or amalgamation and (ii) otherwise govern its internal affairs, including its operating agreement or by-laws, as the same have been amended, supplemented, or restated to the date hereof.
     “Fundamental Representation” has the meaning set forth in Section 9.6(b).
     “GAAP” means generally accepted accounting principles of the United States as in effect from time to time.
     “Governmental Authority” means any:
     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign, or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Government Authorization” means any approval, filing, Order, consent, license, Permit, waiver, or other authorization, registration, designation, declaration or qualification issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
     “Hazardous Materials” has the meaning set forth in Section 4.14(b)(ii).
     “Immediate Family Member” means, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings, (b) such person’s former spouses and current spouses of such person’s children, grandchildren and siblings and (c)

estates, trusts, partnerships and other entities of which substantially all of the interest is held directly or indirectly by the foregoing.
     “Indemnified Party” has the meaning set forth in Section 9.7.
     “Indemnifying Party” has the meaning set forth in Section 9.7.
     “Insurance Reserve” means the aggregate value of all reserves for Insured Claims included on the Closing Balance Sheet.
     “Insured Claim” means any claim against an Acquired Subsidiary that arises from an action (or actions), inaction (or inactions) or other event or events occurring prior to the Effective Time and is the type of claim covered by the property and general liability, marine, auto and/or workers’ compensation insurance policies under which such Acquired Subsidiary is covered, including (i) any claim up to the $500,000 deductible per claim for any worker’s compensation insured claim under the worker’s compensation policy, (ii) any claim up to the $1,000,000 self-insured retention per claim for any general liability insurance policy claim and up to the applicable deductible under the general liability marine and auto insurance policies notwithstanding the applicability of any Anti-Indemnity Law to such claims, other than an insurance policy or insurance policies acquired by Buyers or any Acquired Subsidiary after the Effective Time.
     “Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.
     “Interim Financial Statements” has the meaning set forth in Section 4.2(a)(ii).
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” has the meaning set forth in Section 11.1(a).
     “Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, ruling, decree, constitution, law, ordinance, principle of common law, regulation, statute, code, treaty, rule of law (including common law), or any legal requirement of any Governmental Authority or any binding agreement with any Governmental Authority binding upon a Person or its assets.
     “Leased Real Property” has the meaning set forth in Section 4.5(b).
     “Legal Actions” means any legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil,

criminal, administrative or investigative proceedings, at law, in equity or otherwise, by or before any Governmental Authority.
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by any of the Acquired Subsidiaries with the permission of the owner.
     “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that results in or could, with the passage of time, reasonably be expected to result, individually or in the aggregate, in an adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of the Business in excess of $750,000; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure of the Acquired Subsidiaries to meet internal projections or forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or developments attributable to conditions affecting the industries in which the Acquired Subsidiaries participate, the U.S. economy as a whole or foreign economies in any locations where the Acquired Subsidiaries have registrations, operations or sales, or (d) any adverse change, effect, event, occurrence, state of facts or developments arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.
     “Material Contracts” has the meaning set forth in Section 4.3(a).
     “NDA” has the meaning set forth in Section 11.10.
     “Net Assets” has the meaning set forth in Section 2.4(b).
     “Northbelt Lease Agreement” means the Lease Agreement dated August 31, 2005 between Northbelt Office Center II, L.P. and Baker/MO Services, Inc.
     “Notice of Adjustment” has the meaning set forth in Section 2.4(c).
     “Objection Notice” has the meaning set forth in Section 2.4(d)(ii).
     “Off-the-Shelf Software” means Software that is widely commercially available for a price of less than $1,000 for any number of users or less than $1,000 per seat, PC, CPU or user.

     “Order” any award, decree, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.
     “Ordinary Course of Business” means an action taken by a Person which is consistent with the past customs and practices of such Person and is taken in the ordinary course of the normal operations of such Person.
     “Owned Intellectual Property Rights” means Intellectual Property Rights owned by any of the Acquired Subsidiaries
     “Owned Vessels” has the meaning set forth in Section 4.17(a).
     “Parent Company Guarantee” has the meaning set forth in Section 7.2(e).
     “Party” and “Parties” have the meaning set forth in the Preamble.
     “Permits” means any franchises, grants, authorizations, licenses, registrations, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority.
     “Permitted Encumbrances” means (i) Encumbrances for current Taxes (as defined below) not yet due and payable, and (ii) Encumbrances of materialmen, carriers, landlords and like Persons, all of which are not yet due and payable.
     “Person” means any individual, corporation, association, limited liability company, partnership, joint venture or other entity or organization of any kind.
     “Plan” means every plan, fund, Contract, program and arrangement (whether written or not) for the benefit of present or former employees or other service providers or their respective spouses or dependents, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40)(A) of ERISA, or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by any Acquired Subsidiary, (x) that any Acquired Subsidiary has committed to implement, establish, adopt or contribute to in the future, (y) for which any Acquired Subsidiary is or may be financially liable as a result of the direct sponsor’s affiliation with any Acquired Subsidiary, or such Acquired Subsidiary’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by any Acquired Subsidiary for the benefit of its employees or former employees or other service providers or their respective spouses or dependents) including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40)(A) of ERISA, or (z) for or with respect to which any Acquired Subsidiary is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which no Acquired Subsidiary has any present or potential liability.
     “Pre-Closing Tax Period” has the meaning set forth in Section 8.1.
     “Purchase Price” has the meaning set forth in Section 2.3(a).
     “Put and Call Agreement” means that certain Put and Call Option Agreement between Baker Vessels, Inc. and Baker M/O Services, Inc. in the form attached hereto as Exhibit C.
     “RCRA” has the meaning set forth in Section 4.14(b)(i).
     “Real Property Lease” has the meaning set forth in Section 4.5(b).
     “Registered Intellectual Property Rights” means Intellectual Property Rights of an Acquired Subsidiary that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.
     “Related Party” means any Affiliate and each equity holder, member of the board of directors, or officer of an Acquired Subsidiary or an Immediate Family Member or Affiliate thereof, including, specifically, any Seller; provided, however, that an Acquired Subsidiary shall not be deemed to be a Related Party of another Acquired Subsidiary.
     “Release” has the meaning set forth in Section 4.14(b)(iii).
     “Released Matters” has the meaning set forth in Section 7.2(g).
     “Releasee” and “Releasees” have the meaning set forth in Section 7.2(g).
     “Remaining Disputed Items” has the meaning set forth in Section 2.4(d)(iii).
     “Replacement Bonds” has the meaning set forth in Section 7.2(n).
     “Retained Liabilities” has the meaning set forth in Section 2.4(a).
     “Secondment Agreement” means that certain Secondment Agreement between Baker Vessels, Inc. and Baker M/O Services, Inc. in the form attached hereto as Exhibit D.
     “Seller” and “Sellers” has the meaning set forth in the Preamble.
     “Shares” has the meaning set forth in the Recitals.
     “Share Register Instruments” means the items referred to in Section 3.1(i) (ii) through (xiii).

     “Software” means computer programs or data in computerized form, whether in object code, source code or other form.
     “Storm Cat Receivables” has the meaning set forth in Section 2.4(b).
     “Straddle Period” has the meaning set forth in Section 8.2.
     “Sublease Agreement” means the Sublease Agreement in the form attached hereto as Exhibit E which is to be entered into and delivered before the Closing by and between Baker/MO Services, Inc. as Sublessor and Michael Baker Jr., Inc. as Sublessee with respect to the portion of the Houston office facility which is to be subleased by Michael Baker Jr., Inc.
     “Sublease Guaranty” means the Sublease Guaranty in the form attached as Exhibit F which is to be executed and delivered before the Closing by Michael Baker Corporation.
     “Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which the applicable party owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or equity interests.
     “Surplus Amount” has the meaning set forth in Section 2.4(e)(iii).
     “Tax” and “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, workers’ compensation, disability, real property, personal property, sales, use, service transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty, impost or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any transferee liability in respect of any item described in this definition.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.
     “Targeted Net Assets” has the meaning set forth in Section 2.4(a).
     “Third Party Claim” has the meaning set forth in Section 9.7(c)(i).
     “Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than an Acquired Subsidiary has any ownership interest.
     “Transaction Document” means this Agreement, the Ancillary Agreements, and any agreements, instruments, certificates and documents required to be executed and delivered pursuant hereto or in connection herewith.

     “Unbilled Accounts Receivable” means cost of Contracts in progress and estimated earnings, less billings of the Acquired Subsidiaries.
1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
ARTICLE II
PURCHASE AND SALE OF THE SHARES
2.1 Purchase and Sale of the Shares.
     At the Closing, on the terms and subject to the conditions contained herein, the Sellers shall sell, transfer, assign, convey and deliver all of the Shares to Buyers free and clear of any Encumbrances, and Buyers shall purchase and accept all of the Shares from the Sellers.
          2.2 Closing.
     The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Reed Smith LLP, 435 Sixth Avenue, Pittsburgh, Pennsylvania 15219 on the later of September 30, 2009, or at such other time and place as the Parties may agree (the “Closing Date”). The Closing shall be deemed effective at 11:59 p.m. on the Closing Date (the “Effective Time”). Subject to the provisions of Article X, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.
          2.3 Purchase Price.
          (a) Purchase Price. The purchase price for the Shares shall be Thirty-Seven Million Nine Hundred Forty Four Thousand Dollars ($37,944,000) (the “Purchase Price”), which is subject to an adjustment after Closing as provided in Section 2.4 below, which shall be paid by Buyers at the Closing upon surrender by Sellers of the Shares in cash (such amount, the “Closing Payment”). The Closing Payment shall be allocated among and paid to each Seller, by wire transfer of immediately available funds to the following account to be allocated among the Sellers as follows:
Citizens Bank
Riverside, RI
ABA:
Swift:
Michael Baker Corporation
100 Airside Drive
Airside Business Park
Moon Township, PA 15108
Account No.:

Seller	Dollar Amount Allocation of Closing Payment
Michael Baker Corporation	$15,990
Michael Baker International, Inc.	$755,820
Baker Holding Corporation	$19,890,000
Baker OTS Inc.	$17,282,190
     (b) Purchase Price Allocation. The Purchase Price shall be allocated among the Shares as follows:

Percentage Purchase Price
Shares / Company	Allocation
1,000 shares of Michael Baker Global, Inc.	0.042%
1,000 shares of Baker/MO Services, Inc.	52.420%
9,900 shares of Baker Energy de Venezuela, C.A.	1.992%
1,000 shares of Baker O&M International, Ltd.	0.003%
2,665 shares of Overseas Technical Services International, Ltd.	39.376%
100 shares of Baker OTS International, Inc.	4.111%
2,665 shares of OTS Finance and Management Ltd.	2.056%
1,000 shares of SD Forty Five Limited	0.000%
     (c) Termination and Waiver of Certain Rights. Each of the Sellers hereby waives any preemptive rights that such Party may have, including, without limitation, those preemptive rights under the Fundamental Documents of the Acquired Subsidiaries or any other agreement by and among any Acquired Subsidiary and any Seller, with respect to the consummation of the Closing.

          2.4 Purchase Price Adjustment.
          (a) Purchase Price Assumptions. The Purchase Price is based upon the assumption that Net Assets (defined below) transferred at Closing to Buyers will be equal to the Net Asset Threshold (the “Targeted Net Assets”) and that Buyers and the Acquired Subsidiaries (1) shall not assume or otherwise be responsible for any of the liabilities or obligations of the Acquired Subsidiaries or BES to the Sellers or any of Sellers’ direct or indirect subsidiaries or Affiliates (excluding the Acquired Subsidiaries and BES), (2) such amounts shall not be treated as liabilities of the Acquired Subsidiaries or BES for purposes of calculating Targeted Net Assets or BES Net Assets in this Section 2.4, and (3) such amounts shall be and are hereby assumed by Baker at the Closing (the “Retained Liabilities”). The Net Asset Threshold shall be calculated and determined as follows:
Net Asset Threshold equals the sum of $31,350,000 plus the Vessel Proceeds plus the BES Adjustment
For purposes of determining the Net Asset Threshold, the following definitions and calculations shall be applicable:
“Vessel Proceeds” will equal the net proceeds received by Baker Vessels, Inc. in respect of the sale of the Owned Vessels under the terms of the Put and Call Agreement plus any insurance proceeds received or receivable by Baker Vessels Inc. with respect to any of the Owned Vessels unless such proceeds are used to repair or replace.
“BES Adjustment” will equal whichever of the following three alternatives is applicable:
(i) If Wood Group Holdings (International) Limited acquires, pursuant to and in accordance with the BES Share Purchase Agreement, 79.7% of B.E.S. Energy Resources Company Limited, a Thailand Joint Venture (“BES”) from Sellers, then the amount of the BES Adjustment will be zero;
(ii) If , pursuant to and in accordance with the BES Share Purchase Agreement, Wood Group Holdings (International) Limited does not acquire any shares of capital stock in BES from Sellers, then the BES Adjustment will be calculated and determined as follows:
     [(BES Net Assets Less BES Net Cash Plus BES Intercompany Debt) * 79.7%] * -1
(iii) If, pursuant to and in accordance with the BES Share Purchase Agreement, Wood Group Holdings (International) Limited acquires 100% of the capital stock of BES from Sellers, then the BES Adjustment will be calculated as follows:
     [(BES Net Assets Less BES Net Cash Plus BES Intercompany Debt) * 20.3%]
The following terms shall have the following meanings for purposes of the calculations referred to herein:

“BES Net Assets” means (A) the total assets of BES minus (B) the total liabilities of BES, calculated in accordance with GAAP and using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology as were used by BES in preparing the BES financial statements for the year ending December 31, 2008 (provided that in the event of any conflict between GAAP and consistency, GAAP will control);
“BES Net Cash” means the actual cash holdings of BES minus (i) the total value of all bank, lease, hire purchase, and other similar debt and (ii) debt owed by BES to affiliates of BES other than the Acquired Subsidiaries, all at the date of this Agreement; and
“BES Inter Company Debt” means the total debt owed by BES to the Acquired Subsidiaries at the date of this Agreement.
          (b) Net Assets. “Net Assets” means (A) the total assets of the Acquired Subsidiaries minus (B) the total liabilities of the Acquired Subsidiaries, calculated in accordance with GAAP and using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology as were used by the Acquired Subsidiaries in preparing the Financial Statements (provided that in the event of any conflict between GAAP and consistency, GAAP will control), provided however, (i) the liabilities of the Acquired Subsidiaries shall not include the Retained Liabilities, (ii) no value will be assigned to the accounts receivable owed to Baker or the Acquired Subsidiaries arising from pre-petition claims of the Chapter 11 filing by Storm Cat Energy (USA) Operating Companies and any of its Affiliates (the “Storm Cat Receivables”); and (iii) goodwill will not be included in total assets. Schedule 2.4(b) attached hereto contains an example of the calculation for Net Assets.
          (c) Preparation of Closing Statements. As promptly as practicable following the Closing Date, but in no event more than sixty (60) Business Days after the Closing Date, Buyers, at their sole expense, shall prepare and deliver to the Sellers a notice (the “Notice of Adjustment”) of Buyers setting forth its proposed adjustment, if any, of the Purchase Price as contemplated under this Section 2.4, along with (i) an unaudited combined balance sheet of the Acquired Subsidiaries as of the Effective Time (the “Closing Balance Sheet”), and (ii) a statement (the “Final Net Assets Statement”) setting forth Buyers’ proposed computation of the Net Assets as of the Effective Time (the “Final Net Assets”). Both the Closing Balance Sheet and the Final Net Assets Statement shall be prepared in accordance with GAAP using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology as were used by the Acquired Subsidiaries in preparing the Financial Statements (provided that in the event of any conflict between GAAP and consistency, GAAP will control); provided, however, that for purposes of preparing the Final Net Assets Statement, Net Assets shall be calculated and determined in accordance with Section 2.4(b) above. The Vessel Proceeds component shall be determined as of the date of Baker Vessels Inc.’s receipt of the Vessel Proceeds and the Parties shall cooperate to provide all relevant information to each other with respect to such Vessel Proceeds in a timely manner. The amount of the BES Adjustment shall be determined by Buyer within forty-five days following the closing of the transactions contemplated by the BES Share Purchase Agreement. It is agreed that the amount of the Vessel Proceeds and BES Adjustment may be determined following the date that Closing Balance Sheet and Final Net Assets Statement are resolved and finalized.

     (d) Review by the Sellers.
     (i) Following receipt of the Notice of Adjustment, the Sellers will be afforded a period of thirty (30) Business Days (the “30-Day Period”) to review the Notice of Adjustment. During the 30-Day Period, Buyers shall provide the Sellers and their advisors with reasonable access upon prior written request to the Acquired Subsidiaries’ books and records, as well as the right to make copies of all such books and records of the Acquired Subsidiaries, in each case, as related to the preparation of the Closing Balance Sheet and the preparation of the Final Net Assets Statement. Buyers shall also provide the Sellers with reasonable access upon prior written request to work papers, trial balances and similar materials used in connection with preparing the Closing Balance Sheet and the Final Net Assets Statement and shall allow the Sellers to make copies thereof. Following receipt of notice of the BES Adjustment, the Sellers will be afforded a 30-Day Period to review the amount of the BES Adjustment (the “BES 30”). During the BES 30, Buyers shall provide the Sellers and their advisors with reasonable access upon prior written request to BES’ books and records, as well as the right to make copies of all such books and records of BES, in each case, as related to the preparation of the BES closing balance sheet and the preparation of the BES Final Net Assets Statement. Buyers shall also provide the Sellers with reasonable access upon prior written request to work papers, trial balances and similar materials used in connection with preparing the closing balance sheet and the final net assets statement of BES and shall allow the Sellers to make copies thereof.
          (ii) At or before the end of the 30-Day Period, the Sellers will either (A) accept the Final Net Assets (as set forth in the Notice of Adjustment) in its entirety, in which case the Final Net Assets will be as set forth in the Notice of Adjustment or (B) deliver to Buyers a written notice (the “Objection Notice”) containing a reasonably detailed written explanation of the specific items in the Final Net Assets Statement or the Closing Balance Sheet which the Sellers dispute, in which case the Final Net Assets Statement shall be deemed to be in dispute. The failure by the Sellers to deliver the Objection Notice within the 30-Day Period shall constitute the Sellers’ acceptance of the Final Net Assets as set forth in the Notice of Adjustment and the Final Net Assets as calculated by the Buyers shall be binding and conclusive on the Parties and will be used in determining the adjustment to the Purchase Price as set forth in Section 2.4(e). At or before the end of the BES 30, the Sellers will either (A) accept the BES final net assets (as set forth in the BES notice of adjustment) in its entirety, in which case the BES final net assets will be as set forth in the BES notice of adjustment or (B) deliver to Buyers a written notice (the “BES Objection Notice”) containing a reasonably detailed written explanation of the specific items in the BES final net assets statement or the BES closing balance sheet which the Sellers dispute, in which case the BES final net assets statement shall be deemed to be in dispute. The failure by the Sellers to deliver the BES Objection Notice within the BES 30 shall constitute the Sellers’ acceptance of the BES final net assets as set forth in the BES notice of adjustment and the BES final net assets as calculated by the Buyers shall be binding and conclusive on the Parties and will be used in determining the adjustment to the Purchase Price as set forth in Section 2.4(e).

          (iii) If the Sellers deliver the Objection Notice or the BES Objection Notice in a timely manner, then, within a further period of twenty (20) Business Days (or such longer period as mutually agreed upon by Sellers and Buyers) from the end of the 30-Day Period or the BES 30, as applicable, the Parties and, if desired, their respective accountants will attempt to resolve in good faith the disputed items in the Objection Notice or BES Objection Notice and reach a written agreement with respect thereto. Failing such resolution, any unresolved disputed items (“Remaining Disputed Items”) will be referred for final binding resolution to KPMG LLP or, in the event KPMG LLP is unavailable to serve as the arbitrating accountants, then to an international accounting firm mutually acceptable to the parties (the “Arbitrating Accountants”). If any Remaining Disputed Items are submitted to the Arbitrating Accountants for resolution, (i) within 30 days of the engagement of the Arbitrating Accountants, each Party will submit to the Arbitrating Accountants a written brief of its position as to the Remaining Disputed Items and shall furnish to the Arbitrating Accountants such workpapers and other documents and information relating to the Remaining Disputed Items as the Arbitrating Accountants may request and are available to that Party or its Affiliates (or its independent public accountants); (ii) each Party will be afforded the opportunity to present to the Arbitrating Accountants any written material relating to the determination of its position as to the Remaining Disputed Items and to discuss such determination with the Arbitrating Accountants; (iii) the Arbitrating Accountants’ determination for the Remaining Disputed Items must be rendered within 30 days of the submission of the Parties’ briefs as to their respective positions on the Remaining Disputed Items; (iv) the Arbitrating Accountants’ determination for any of the Remaining Disputed Items cannot be greater than or less than the greatest or lowest value, respectively, claimed for that particular item in the Closing Balance Sheet, the Final Net Assets Statement, and Notice of Adjustment delivered by the Buyers, or in the Objection Notice delivered by the Sellers; of the BES closing balance sheet, the BES final net assets statement, and BES notice of adjustment delivered by the Buyers, or in the Objection Notice or BES Objection Notice delivered by the Sellers; in each case as applicable, (v) the determination by the Arbitrating Accountants, as set forth in a written report delivered to all Parties by the Arbitrating Accountants, will be in accordance with the terms hereof, including GAAP, and shall be binding on, conclusive, and non-appealable by, the Parties and their respective Affiliates and not subject to collateral attack for any reason other than manifest error or fraud, and the Arbitrating Accountants shall not be entitled to consider any items or matters other than the Remaining Disputed Items or BES Remaining Dispute Items, as applicable; and (vi) the fees and expenses of the Arbitrating Accountants shall be paid 50% by the Buyers and 50% by the Sellers. Each Party shall pay the costs, if any, of its own accountants and advisors in connection with the adjustment to the Purchase Price contemplated by this Section 2.4.
          (e) Post Closing Adjustment.
          If the Final Net Assets (as determined under this Section 2.4) equals the Targeted Net Assets, then no adjustment shall be made to the Purchase Price and no cash payment shall be required by either Buyers or Sellers after Closing.

          (ii) If the Final Net Assets (as determined under this Section 2.4) is less than the Targeted Net Assets (the amount of such shortfall being referred to herein as the “Deficiency Amount”), then the Purchase Price shall be decreased by the amount of the Deficiency Amount and the Deficiency Amount shall be paid to the Buyers by the Sellers in cash by wire transfer of immediately available funds within five (5) Business Days after the final resolution of the adjustment amount by the mutual agreement of the Parties or by the Arbitrating Accountants (or at the end of the 30-Day Period, if no Objection Notice is delivered).
          (iii) If the Final Net Assets (as determined under this Section 2.4) is greater than the Targeted Net Assets (the amount of such excess being referred to herein as the “Surplus Amount”), then the Purchase Price shall be increased by the amount of the Surplus Amount and Buyers shall pay to the Sellers the Surplus Amount in cash by wire transfer of immediately available funds within five (5) Business Days after the final resolution of the adjustment amount by the mutual agreement of the Parties or by the Arbitrating Accountants (or at the end of the 30-Day Period, if no Objection Notice is delivered) (such payment to be paid to the Sellers in the same proportions that the Closing Payment is paid to the Sellers as set forth in Section 2.3(a)).
          (iv) The amount of the Vessel Proceeds component of the Targeted Net Assets shall be within five (5) Business Days following Baker Vessels Inc.’s receipt of the Vessel Proceeds.
          (v) The amount of the BES Adjustment will be paid to the appropriate Sellers within five (5) Business Days after the final resolution of the BES Adjustment Amount by the Parties or by the Arbitrating Accountants (or at the end of the BES 30 if no BES Objection Notice is delivered.
     The rights set forth in this Section 2.4 are the sole and exclusive remedy with respect to the subject matter of this Section 2.4. The indemnification provisions set forth in Article IX shall not apply to the matters set forth in this Section 2.4.
ARTICLE III
CONDITIONS OF CLOSING
          3.1 Conditions to Obligations of Buyers.
     The obligation of Buyers to consummate the Closing is subject to the satisfaction of the following conditions (any of which may be waived in writing by Buyers in whole or in part):
          (a) Representations and Warranties. Without giving effect to any disclosures made to Buyers pursuant to Section 7.1(c), the representations and warranties of the Sellers set forth in Articles IV and V (subject to the Disclosure Schedule) shall be true and correct in all material respects (except for those representations and warranties qualified as to material, materiality or Material Adverse Effect or similar expressions, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that such representations and warranties which are made expressly as of a particular date shall be true and correct as of such date).
          (b) Performance of Covenants and Agreements. Each Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
          (c) Fundamental Documents; Books and Records. Each of the Acquired Subsidiaries shall have in its possession its respective original Fundamental Documents, minute books and governance records, except for the original Fundamental Documents, minute books and governance records set forth on Section 4.1(a) of the Disclosure Schedule and Section 4.2(c) of the Disclosure Schedule.
          (d) Orders, Legal Actions. There shall not be any Law or Order in effect that enjoins, prohibits or prevents the performance of this Agreement and/or the consummation of the Contemplated Transactions. No Legal Action shall be pending or threatened before any Governmental Authority wherein an unfavorable Order could reasonably be expected to prevent consummation of any of the Contemplated Transactions or result in a Material Adverse Effect.
          (e) Government Approvals; Third Party Consents. The Parties and the Acquired Subsidiaries shall have received all Government Authorizations identified in Section 4.10(b) of the Disclosure Schedule. All of the notices, consents and approvals listed on Section 4.10(a) of the Disclosure Schedule shall have been obtained or made (as applicable) by the Sellers and/or the Acquired Subsidiaries and shall be in full force and effect.
          (f) No Material Adverse Effect. A Material Adverse Effect shall not have occurred.
          (g) Transfer of Vessel Operations. (i) Baker M/O Services, Inc. shall have sold and transferred all Owned Vessels free of Encumbrances pursuant to the bills of sale between Baker M/O Services, Inc. and Baker Vessels, Inc. and delivered to the Buyers an executed copy thereof; (ii) Baker M/O Services, Inc. and Baker Vessels, Inc. shall have duly executed the Charter Agreement and the Put and Call Agreement; (iii) Baker M/O Services, Inc. shall have terminated the nine employees who are full time members of the crews of the Owned Vessels, and Baker shall have hired such employees on behalf of Baker Vessels, Inc. and included such employees in Baker’s benefit plans; (iv) Baker Vessels, Inc. shall have filed U.S. Coast Guard CG-1258, (v) Baker M/O Services, Inc. and Baker Vessels, Inc. shall have duly executed the Secondment Agreement.
          (h) Baker M/O Services, Inc. and Michael Baker Jr., Inc. shall have duly executed the Sublease Agreement
          (i) Michael Baker Corporation shall have duly executed the Sublease Guaranty.
          (j) Closing Deliverables. The Sellers shall have delivered, or caused to be delivered, to Buyers each of the following before or at Closing:

          (i) the certificates (or lost share affidavits reasonably satisfactory to Buyers) representing the Shares duly endorsed in blank for transfer;
          (ii) the share register book for Baker Energy de Venezuela, C.A., to be updated to effect the consummation of the sale of the Shares of Baker Energy de Venezuela, C.A.;
          (iii) the share register book for Baker O&M International, Ltd., to be updated to effect the consummation of the sale of the Shares of Baker O&M International, Ltd.;
          (iv) an executed and notarized counterpart to the Instrument of Transfer for the sale of the Shares of Baker O&M International, Ltd., duly executed by a Person authorized to execute and deliver the Instrument of Transfer on behalf of Baker O&M International, Ltd.;
          (v) the share register book for Baker OTS International, Inc., to be updated to effect the consummation of the sale of the Shares of Baker OTS International, Inc.;
          (vi) an executed and notarized counterpart to the Instrument of Transfer for the sale of the Shares of Baker OTS International, Inc., duly executed by a Person authorized to execute and deliver the Instrument of Transfer on behalf of Baker OTS International, Inc.;
          (vii) certification of the register of members of Baker O&M International, Ltd. and Baker OTS International, Inc. by the secretary or registered agent of each;
          (viii) certificate of incumbency from the Registrar of Companies in the Cayman Islands certifying the directors and officers of Baker O&M International, Ltd. and Baker OTS International, Inc.
          (ix) the share register book for Overseas Technical Services International, Ltd., to be updated to effect the consummation of the sale of the Shares of Overseas Technical Services International, Ltd.;
          (x) an executed and notarized counterpart to the Transfer of Shares document for the sale of the Shares of Overseas Technical Services International, Ltd., duly executed by a Person authorized to execute and deliver the Instrument of Transfer on behalf of Overseas Technical Services International, Ltd.;
          (xi) the share register book for OTS Finance and Management Ltd., to be updated to effect the consummation of the sale of the Shares of OTS Finance and Management Ltd.;
          (xii) an executed and notarized counterpart to the Transfer of Shares document for the sale of the Shares of OTS Finance and Management Ltd., duly executed by a Person authorized to execute and deliver the Instrument of Transfer on behalf of OTS Finance and Management Ltd.;
          (xiii) duly executed stock transfer forms representing the Shares of SD Forty Five Limited under UK law;
          (xiv) evidence of the execution of the Ancillary Agreements;
          (xv) evidence that all Encumbrances set forth in Section 4.6(a) of the Disclosure Schedule have been removed, except for those that the Buyer agrees shall remain in place for the equipment leases duly noted in Section 4.6(a) of the Disclosure Schedule;
          (xvi) a certificate from each of the Sellers, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (c) of this Section 3.1, as they relate to such Seller and/or the Acquired Subsidiaries, as applicable, have been satisfied;
          (xvii) a certificate of the Secretary (or similar officer) of each Seller certifying (A) that correct and complete copies of each resolution of its board of directors (or similar governing body) approving the execution of this Agreement and the Contemplated Transactions are attached thereto and (B) the incumbency and signature of the Persons authorized to execute and deliver this Agreement on behalf of such Seller;
          (xviii) a resignation, effective as of the Effective Time, from each director and/or officer of the Acquired Subsidiaries set forth on Appendix C, in form and substance reasonably satisfactory to Buyers;
          (xix) certificates from appropriate Governmental Authorities, each dated as of a recent date, as to the good standing or qualification to do business, as the case may be, of the Acquired Subsidiaries in those jurisdictions set forth on Section 4.1(a) of the Disclosure Schedule;
          (xx) a certificate of the Secretary (or similar officer) of each Acquired Subsidiary certifying that complete and accurate copies of (A) all Fundamental Documents in the possession of the Acquired Subsidiaries or Sellers as of the Closing Date been given to the Buyers and that (B) each Acquired Subsidiary is in possession of the originals of such Fundamental Documents, its minute books and governance records, except as set forth on Section 4.1(a) of the Disclosure Schedule and Section 4.2(c) of the Disclosure Schedule;
          (xxi) an opinion from Reed Smith, counsel to Sellers, in form and substance set forth on Exhibit A attached hereto;
          (xxii) such other documents and instruments, in form and substance reasonably satisfactory to Buyers and their counsel, as are necessary in order to consummate the Closing in accordance with the terms and provisions hereof.

          (xxiii) an executed release by the banks of Baker/MO Services, Inc. and Baker OTS, Inc. from any and all obligations under Sellers First Amended and Restated Loan Agreement;
          (xxiv) evidence of the transfer of the Owned Vessels in accordance with Section 3.1(g)
          (xxv) evidence of the Consent of Directors of Baker/MO Services, Inc. approving the sale of the capital stock of Baker/MO Services, Inc. to the Buyers.
The items referred to in Section 3.1(i) (ii) through (xiii) are referred to herein as the “Share Register Instruments”. If the Closing occurs, all Closing conditions set forth in this Section 3.1 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Buyers for purposes of this Section 3.1 with no further action required by the Parties.
          3.2 Conditions to Obligations of the Sellers.
     The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following conditions (any of which may be waived in writing by the Sellers in whole or in part):
          (a) Representations and Warranties. The representations and warranties of Buyers set forth in Article VI shall be true and correct in all material respects (except for those representations and warranties qualified as to material, materiality or Material Adverse Effect or similar expressions, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (provided that such representations and warranties which are made expressly as of a particular date shall be true and correct as of such date).
          (b) Performance of Covenants and Agreements. Each Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
          (c) Orders. There shall not be any Law or Order in effect that enjoins, prohibits or prevents the performance of this Agreement and/or the consummation of the Contemplated Transactions. No Legal Action shall be pending or threatened before any Governmental Authority wherein an unfavorable Order could reasonably be expected to prevent consummation of any of the Contemplated Transactions.
          (d) Closing Deliverables. Buyers shall have delivered, or caused to be delivered, to the Sellers each of the following at Closing:
          (i) without duplication, cash payment of the amount of the Closing Payment due to the Sellers at Closing pursuant to Section 2.3(a)(i), by wire transfer of immediately available funds to such accounts at such banks as the Sellers shall designate in writing;

          (ii) a certificate from each Buyer, dated as of the Closing Date, stating that the conditions specified in subsections (a) and (b) of this Section 3.2, as they relate to such Buyer, have been satisfied;
          (iii) a certificate of the Secretary (or similar officer) of each Buyer certifying (A) that correct and complete copies of each resolution of its board of directors (or similar governing body) approving the execution and delivery of this Agreement and the Contemplated Transactions are attached thereto and (B) the incumbency and signature of the Persons authorized to execute and deliver this Agreement on behalf of such Buyer;
          (iv) the Share Register Instruments which are required to be executed by Buyer by applicable law; and
          (v) such other documents and instruments, in form and substance reasonably satisfactory to the Sellers and their counsel, as are necessary in order to consummate the transactions contemplated hereby in accordance with the terms and provisions hereof.
If the Closing occurs, all Closing conditions set forth in this Section 3.2 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Sellers for purposes of this Section 3.2 with no further action required by the Parties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING ACQUIRED
SUBSIDIARIES
     Subject to any matters disclosed by the Sellers in the disclosure schedule attached hereto (the “Disclosure Schedule”), the Sellers, jointly and severally, represent and warrant to Buyers that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV) (unless such representation or warranty expressly relates to a specific date, in which case, as of such date). The Disclosure Schedule will be arranged in sections and subsections corresponding to the sections and subsections contained in this Agreement, and any information disclosed in any such section or subsection of the Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section or subsection of this Agreement.
          4.1 Organization, Good Standing, Qualification and Powers; Equity Interests, Etc.
          (a) Organization, Good Standing, Qualification and Powers. Appendix D contains, for each Acquired Subsidiary, a complete and accurate list of its name, its jurisdiction of incorporation or formation, and other jurisdictions in which it is authorized to do business. Each Acquired Subsidiary is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation or formation, with full corporate or other power and authority to own, operate and lease its properties and to carry on its respective Business as currently conducted. Each Acquired Subsidiary is duly authorized to conduct business as a foreign corporation or other foreign entity and is in good standing under the Laws of each state or other jurisdiction in which the nature of property owned by it or the conduct of its Business requires such qualification, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect. The Sellers have delivered to Buyers complete copies of the Fundamental Documents in the possession of Sellers or the Acquired Subsidiaries as in effect on the date hereof. Section 4.1(a) of the Disclosure Schedule contains a list of any original Fundamental Documents not in the possession of the Sellers or the Acquired Subsidiaries.
          (b) Officers and Directors. Section 4.1(b) of the Disclosure Schedule contains a complete and accurate list of the officers and directors for each Acquired Subsidiary immediately prior to Closing.
          (c) Equity Interests of the Acquired Subsidiaries; Title to Securities; Etc.
          (i) Section 4.1(c)(i) of the Disclosure Schedule sets forth, as of the date hereof, (i) the equity capitalization and the authorized, issued, outstanding and treasury capital stock of the Acquired Subsidiaries, (ii) the names of the respective owners of such shares of capital stock that are being sold by the Sellers pursuant to this Agreement; and (ii) to the Sellers’ Knowledge, the names of the owners, other than the Sellers, of the capital stock of Overseas Technical Services Nigeria, Ltd. To the Sellers’ Knowledge, no Person other than those listed on Section 4.1(c)(i) of the Disclosure Schedule has made any claim within the three-year period prior to the date of this Agreement that it owns any shares of capital stock of Overseas Technical Services Nigeria, Ltd. The Shares are held of record and beneficially by the Sellers free and clear of any Encumbrances. All of the outstanding Shares have been duly authorized, validly issued and are fully paid and non-assessable. No Acquired Subsidiary has issued or owns any bearer shares or uncertificated shares of capital stock.
          (ii) Except as set forth in Section 4.1(c)(ii) of the Disclosure Schedule, none of the Acquired Subsidiaries have any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts or commitments that require any Acquired Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity interests or equity securities convertible or exchangeable therefor, or any options, warrants, or rights to purchase, any of such capital stock or other equity interests. Except as set forth in Section 4.1(c)(ii) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Subsidiary. There are no outstanding obligations of any Acquired Subsidiary to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. There are no declared and unpaid dividends on any shares of capital stock of any Acquired Subsidiary. Section 4.1(c)(ii) of the Disclosure Schedule identifies any stockholders’ agreement or voting agreement relating to any class of capital stock or other equity interests of any Acquired Subsidiary or any entity in which any Acquired Subsidiary has any equity or debt interest, and Sellers have delivered true and complete copies of all such agreements to Buyers.

          (iii) Except as set forth in Section 4.1(c)(iii) of the Disclosure Schedule, no Acquired Subsidiary owns, or has any right to acquire, directly or indirectly, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Except as set forth in Section 4.1(c)(iii) of the Disclosure Schedule, no Person has any interest or right to acquire an interest in any Acquired Subsidiary other than the Sellers. Except as set forth in Section 4.1(c)(iii) of the Disclosure Schedule, no Acquired Subsidiary is a participant in any joint venture, partnership or similar arrangement.
4.2 Accounting; Financial and Business Matters.
          (a) Financial Statements. Section 4.2(a) of the Disclosure Schedule attached hereto contains true, correct and complete copies of the following financial statements (the “Financial Statements”):
          (i) the audited combined balance sheet of the Acquired Subsidiaries and Baker OTS Inc., Overseas Technical Services (Middle East) and Venezuela DeMantenimiento o Operacioes VB O&M, C.A., which are not being acquired as Acquired Subsidiaries under this Agreement, as of December 31, 2008 and the related combined statements of income, shareholders deficit and cash flows of the Acquired Subsidiaries and Baker OTS Inc., Overseas Technical Services (Middle East) and Venezuela DeMantenimiento o Operacioes VB O&M, C.A. for the year then ended;
          (ii) the unaudited combined balance sheet of the Acquired Subsidiaries as of June 30, 2009 and the related combined statements of income for the 6 month period then ended (the “Interim Financial Statement”).
          The Financial Statements (x) present fairly in all material respects the financial position of the Acquired Subsidiaries as of the dates thereof and their results of operations for such periods, (y) have been prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby, except as may be indicated in the notes to the Financial Statements (except that the unaudited Financial Statements are not accompanied by notes or other textual disclosure required by GAAP and subject to, in the case of the Interim Financial Statement, normal year end adjustments, which shall not be material in amount), and (z) except as set forth on Section 4.2(a) of the Disclosure Schedule, are in accordance with the books and records of the Acquired Subsidiaries which have been regularly maintained by Sellers in a manner consistent with historical practice.
          (b) No Undisclosed Liabilities.
          (i) Except as reflected or expressly and adequately reserved against in the Financial Statements, no Acquired Subsidiary has any Liability and there is no basis for any present or future litigation, charge, complaint, claim or demand against any of them giving rise to any Liability, except (A) a Liability that has arisen after the date of the Interim Financial Statement in the Ordinary Course of Business (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of Law, or arose out of any Legal Action), (B) Liabilities set forth in Section 4.2(b) of the Disclosure Schedule, or (C) any Liabilities arising in connection with this Agreement, the Ancillary Agreements, or the Contemplated Transactions.

          (ii) Off-Balance Sheet Liabilities. No Acquired Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among any Acquired Subsidiary or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of any Acquired Subsidiaries or any of its Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K of the United States Securities and Exchange Commission)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Subsidiary or any of its Subsidiaries in the Financial Statements.
          (c) Books and Record; Internal Controls. The books of account of each Acquired Subsidiary are complete and correct in all material respects. Each Acquired Subsidiary maintains books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions, Assets and liabilities and maintains a system of internal accounting controls that provides reasonable assurance that: (i) its transactions are executed in accordance with management’s authorization; (ii) its transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for its Assets; (iii) access to its Assets are permitted only in accordance with management’s authorization; (iv) the recorded values for the Assets of each Acquired Subsidiary are compared with existing Assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) no Acquired Subsidiary maintains off-the-books accounts or more than one set of books, records or accounts. Except as set forth on Section 4.2(c) of the Disclosure Schedule, the Acquired Subsidiaries have not received any written advice or notification from their independent certified public accountants that they have used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting their financial position in any respect in the Financial Statements or their books and records. Except as set forth on Section 4.2(c) of the Disclosure Schedule, the minute books and stock or equity records of each Acquired Subsidiary, all of which are in the possession of Sellers or the Acquired Subsidiaries have been made available to Buyers, and are complete and correct in all material respects. At the Closing, all such books and records will be in the possession of the Acquired Subsidiaries except, for the avoidance of doubt, those minute books and stock records set forth on Section 4.2(c) of the Disclosure Schedule.
          (d) Accounts Receivable. All Accounts Receivable and Unbilled Accounts Receivable shown on the Financial Statements or on the accounting records of the Acquired Subsidiaries represent, and the Accounts Receivable and Unbilled Accounts Receivable outstanding on the Closing Date will represent, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business in bona fide transactions and, except for the Storm Cat Receivables and as set forth on Section 4.2(d) of the Disclosure Schedule, are not subject to any defenses, counterclaims, or rights of setoff, other than those arising in the Ordinary Course of Business and for which reasonably adequate reserves have been established, relating to the amount or validity of such Accounts Receivable and Unbilled Accounts Receivable. The reserves for uncollectible Accounts Receivable reflected on the Financial Statements were established, and the reserves for uncollectible Accounts Receivable reflected in the accounting records of the Acquired Subsidiaries on the Closing Date will be established, in accordance with GAAP, are consistent with the Acquired Subsidiaries’ historical methods and practices in establishing such reserves and are adequate. Subject to such reserves, each of such Accounts Receivable and Unbilled Accounts Receivable either has been or will be collected in full, without any setoff, within twenty-two (22) months after the day on which it first becomes due and payable.
          (e) Absence of Changes. Except as set forth on Section 4.2(e) of the Disclosure Schedule, since December 31, 2008 none of the Acquired Subsidiaries has experienced any change (including, without limitation, any change in the relationship between any Acquired Subsidiary and any significant customer, supplier or other business relationship) in the Business, financial position, or results of operations that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since December 31, 2008, the Business of the Acquired Subsidiaries has been operated in the Ordinary Course of Business consistent with past practice and, except as set forth on Section 4.2(e) of the Disclosure Schedule:
          (i) there has been no material damage, destruction or loss (whether or not covered by insurance) to the Assets of the Acquired Subsidiaries;
          (ii) except in the Ordinary Course of Business, there has been no increase in compensation payable or to become payable by the Acquired Subsidiaries to, or any other material change in employment terms of, any of their respective directors, officers or employees or the making of any bonus payment, loan or similar arrangement to or with any of them;
          (iii) no Acquired Subsidiary has made any material change in any Tax or financial accounting methods, principles, practices, periods or elections from those utilized in the preparation of the most recently filed Tax Returns or the Financial Statements;
          (iv) there has been no incurrence of, or increase in, Liabilities of any nature in excess of $250,000 other than items incurred in the Ordinary Course of Business (or experience of any change in the assumptions underlying or the methods of calculating) of any bad debt, contingency, or other reserve;
          (v) no Encumbrance has been imposed on any of the Assets, other than Permitted Encumbrances;
          (vi) no Acquired Subsidiary has declared, set aside or paid any dividend on or made any other distribution in respect of any of its equity securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its equity securities, and there has been no stock split, combination, reclassification or other similar change in the outstanding capital or other equity securities of any Acquired Subsidiary;
          (vii) no Acquired Subsidiary, other than in the Ordinary Course of Business, has made any payment or transfer of consideration of any kind to any of its Affiliates, other than payments which have not exceeded $50,000 individually to each such Affiliate and $250,000 in the aggregate for all such payments;
          (viii) no Acquired Subsidiary has acquired by merging or consolidating with, or by purchasing any material portion of the equity securities or assets of, or by any other manner,

any Person, any business or any corporation, partnership, association or other business organization or division thereof;
          (ix) there has been no material change, termination, amendment, modification or renewal to or of any Material Contract and, to the Sellers’ Knowledge, no other party to a Material Contract intends to take any such action;
          (x) there has not been any material change in (i) the credit or payment policies of each Acquired Subsidiary or (ii) the time or manner in which each Acquired Subsidiary extends discounts or credit to customers;
          (xi) each Acquired Subsidiary has continued to invest in capital expenditures, sales and marketing in accordance with their respective annual budgets and past practices;
          (xii) no Acquired Subsidiary has incurred or committed to incur any capital expenditure (or series of related capital expenditures) involving more than $100,000 individually, or $250,000 in the aggregate;
          (xiii) no Acquired Subsidiary has sold, leased, licensed, pledged, transferred, assigned or otherwise disposed of any of its Assets, tangible or intangible, for a purchase price in excess of $250,000 in the aggregate, other than in the Ordinary Course of Business;
          (xiv) no Acquired Subsidiary has entered into any Contract (or series of related Contracts with any single customer) involving more than $1,000,000;
          (xv) no Acquired Subsidiary has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness (including advances on existing credit facilities) or capital lease either involving more than $50,000 individually or $250,000 in the aggregate, or made any loan or advance to the Sellers or any other Person;
          (xvi) no Acquired Subsidiary has canceled, compromised, waived or released any right or claim (or series of related rights or claims) involving more than $100,000, or otherwise settled any pending or threatened Legal Action against it that would reasonably be expected to involve in excess of $250,000 in aggregate payments, and there has been no Order issued against any Acquired Subsidiary requiring any Acquired Subsidiary to take any action (or refrain from taking any actions) other than the payment of money in an amount less than $100,000;
          (xvii) no Acquired Subsidiary has sold, assigned, transferred or granted any license or sublicense of any rights under or with respect to any of its Intellectual Property Rights;
          (xviii) there has been no change made to or authorized in the Fundamental Documents of any Acquired Subsidiary;
          (xix) no Acquired Subsidiary has entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

          (xx) no Acquired Subsidiary has adopted, amended, modified or terminated any Plan (or taken any such action with respect to any Plan);
          (xxi) no Acquired Subsidiary has discharged or satisfied any Encumbrance or paid any Liability, in each case with a value in excess of $50,000 individually or $250,000 in the aggregate, other than current Liabilities paid in the Ordinary Course of Business;
          (xxii) no Acquired Subsidiary has disclosed to any Person other than Buyers and authorized representatives of Buyers any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is listed on Section 4.2(e) of the Disclosure Schedule and is in full force and effect;
          (xxiii) no Acquired Subsidiary has settled any Tax claim or assessment relating to the Business, or entered into any closing agreement, or surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Business;
          (xxiv) there has been no change in any current cash management or working capital practices with respect to the Business, write down of the value of any Assets in excess of $50,000 individually or $250,000 in the aggregate, acceleration or write off any Accounts Receivable in excess of $50,000 individually or $250,000 in the aggregate or delay or postponement in any material respect of the payment of accounts payable or other Liabilities in excess of $50,000 individually or $250,000 in the aggregate;
          (xxv) there has been no strike, work stoppage or slowdown involving any Acquired Subsidiary or its employees;
          (xxvi) no Acquired Subsidiary has adopted any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
          (xxvii) no Acquired Subsidiary or Seller has failed to keep in full force and effect any Current Policies, or reduced the amount of any insurance coverage provided by the Current Policies; and
          (xxviii) other than this Agreement and the Ancillary Agreements, there has been no Contract, understanding, agreement, commitment or authorization for any Acquired Subsidiary to take any of the actions specified in subparagraphs (i) through (xxvii) of this Section 4.2(e).
4.3 Material Contracts.
          (a) Material Contracts. Section 4.3(a) of the Disclosure Schedule identifies all of the following Contracts to which one or more of the Acquired Subsidiaries is a party or by which any of them or any of their Assets are bound as of the date hereof (collectively the “Material Contracts”):

          (i) any written Contract with any present or former employee or consultant or for the employment of any person, including any consultant, other than those written Contracts containing the Acquired Subsidiary’s standard terms and conditions of employment (which have been provided to Buyers), and any Contract pursuant to which any of the Acquired Subsidiaries is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary, reimbursement of expenses, director and manager fees and expenses and the Plans, in each case, in the Ordinary Course of Business) to any current or former officer, director, manager, employee, agent, representative or consultant;
          (ii) any Contract for the purchase of, or payment for, supplies or products, or for the performance of services by a third party involving in any one case $500,000 or more;
          (iii) any Contract to sell or supply products or to perform maintenance, services or similar duties involving in any one case $1,000,000 or more;
          (iv) any distribution, marketing, dealer, representative, or sales agency Contract;
          (v) any note, debenture, bond, letter of credit agreement, loan agreement, or other Contract for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person in excess of $500,000;
          (vi) any Contract for any charitable or political contribution;
          (vii) each Contract containing covenants that in any way purport to restrict the Business activity of the Acquired Subsidiaries or limit the freedom of the Acquired Subsidiaries to engage in any line of business or to compete with any third party or engage in business with any third party;
          (viii) any Contract or transaction with a Related Party;
          (ix) each licensing agreement or other Contract with respect to any Owned Intellectual Property Rights, including agreements with current or former employees, consultants, or independent contractors regarding the appropriation or the non-disclosure of any of the Owned Intellectual Property Rights;
          (x) any material license to use any Third Party Intellectual Property Rights used in the Business (other than Off-the-Shelf Software);
          (xi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by any Acquired Subsidiary with any other third party;
          (xii) the Real Property Leases and each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property involving payment of more than $50,000 per year;
          (xiii) each Contract that was not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $50,000;
          (xiv) each Contract with an annual value of $250,000 or more providing for payments to or by any third party based on sales, purchases, or profits, other than direct payments for goods;
          (xv) each power of attorney or agency agreement that is currently effective and outstanding;
          (xvi) each Contract for capital expenditures with a value of $100,000 or more;
          (xvii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Subsidiary other than in the Ordinary Course of Business; and
          (xviii) any Contract under which any Acquired Subsidiary may be liable for consequential damages, punitive damages, indirect losses, loss of profits or revenues, or damages to wells or reservoirs or any similar damages.
          (b) Validity of Material Contracts. The Sellers have made available to the Buyers a correct and complete copy of each Material Contract (or a description if unwritten), as amended to date. Each Material Contract is legally binding, in full force and effect, and enforceable by the Acquired Subsidiaries in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors rights generally and to general principles of equity. Except as set forth on Section 4.3(b) of the Disclosure Schedule, the applicable Acquired Subsidiary and, to the Knowledge of the Sellers, each other party thereto, is not in material breach or default under, or repudiated any provision of, any Material Contract, and to the Knowledge of the Sellers, no event has occurred or condition or set of circumstances exists which, with or without notice or lapse of time or both, would constitute a material breach or default under any Material Contract by any party thereto. Except as set forth on Section 4.3(b) of the Disclosure Schedule, no Acquired Subsidiary has given nor has any Acquired Subsidiary received from any other Person, any notice or other communication regarding the existence of any breach of, or default under, any Material Contract.
4.4 Litigation.
          (a) Section 4.4(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Legal Actions pending which have been filed and served on any Acquired Subsidiary or as to which any Acquired Subsidiary has been given written notice or, to the Knowledge of the Sellers, all Legal Actions threatened against (i) any Acquired Subsidiary, or (ii) any director, officer, manager or employee of the Acquired Subsidiaries or other Person for whom the Acquired Subsidiaries may be liable. No Acquired Subsidiary is subject to, or bound by, any outstanding Order that has not been satisfied in full or otherwise discharged or has received notice of any Legal Action against the Assets of any Acquired Subsidiary. Schedule 4.4(a) sets forth all Orders to which any Acquired Subsidiary has been subject in the past three (3) years.
          (b) Section 4.4(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Legal Action that, within the last three (3) years, resulted in payments in excess of $100,000 individually by any Acquired Subsidiary, or any of their respective officers or members of the board of directors in their capacity as such (whether as a result of an Order, civil fine, settlement or otherwise).
4.5 Real Property.
          (a) The Acquired Subsidiaries do not own any real property.
          (b) Section 4.5(b) of the Disclosure Schedule contains a list of all of the real property in which any Acquired Subsidiary currently has a leasehold interest (each a “Leased Real Property” and collectively the “Leased Real Properties”). Section 4.5(b) of the Disclosure Schedule also lists each Contract, agreement or instrument pursuant to which any applicable Acquired Subsidiary leases any Leased Real Property (each, a “Real Property Lease”). The Acquired Subsidiaries have delivered or made available to Buyers complete and accurate copies of each Real Property Lease. The Leased Real Properties constitute all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which any Acquired Subsidiary remains liable), used or occupied by any Acquired Subsidiary.
          (c) The Real Property Leases are in full force and effect, and the Acquired Subsidiaries hold a valid and existing leasehold interest under each of the Real Property Leases. To the Sellers’ Knowledge, the Leased Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Encumbrance, other than Permitted Encumbrances, or interest that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such Real Property Lease.
4.6 Title and Condition and Sufficiency of Assets.
          (a) Each Acquired Subsidiary has good and marketable title to, or a valid leasehold interest in, the buildings, equipment, and other tangible assets and properties used by it, located on its premises or reflected as being owned by it on the Financial Statements as of December 31, 2008 (except for those sold or otherwise disposed of in the Ordinary Course of Business since December 31, 2008) and to those acquired by the Acquired Subsidiaries after December 31, 2008 and not sold or otherwise disposed of since their acquisition, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Section 4.6(a) of the Disclosure Schedule.
          (b) The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used in the conduct of the Acquired Subsidiaries’ Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each such asset is suitable for the purposes for which it is used and is proposed to be used, is free from known material defects, and has been maintained in accordance with normal industry practices.
          (c) The Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. Except as set forth on Section 4.6(c) of the Disclosure Schedule, no Related Party has any interest in any Asset of any Acquired Subsidiary or provides any services to any Acquired Subsidiary.
4.7 Intellectual Property.
          (a) Section 4.7(a)(i) of the Disclosure Schedule lists and provides a summary description of all Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all other material Owned Intellectual Property Rights. Section 4.7(a)(ii) of the Disclosure Schedule lists all Contracts relating to Licensed-In Intellectual Property Rights other than Software and provides a summary description of the Intellectual Property Rights covered by such Contracts; to the extent there is no written Contract covering a Licensed-In Intellectual Property Right, Section 4.7(a)(ii) of the Disclosure Schedule lists the licensor and provides a summary description of the Intellectual Property Rights so licensed. Section 4.7(a)(iii) of the Disclosure Schedule lists all Contracts relating to Licensed-In Intellectual Property Rights that are Software other than Off-the-Shelf Software and provides a summary description of the Intellectual Property Rights covered thereby; to the extent there is no written Contract covering any Software, Section 4.7(a)(iii) of the Disclosure Schedule lists the licensor and provides a summary description of the Software so licensed. The Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights used in the Business or that is in Sellers’ reasonable business judgment necessary for the Business as conducted immediately prior to the Closing.
          (b) The Acquired Subsidiaries own all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances, except for Permitted Encumbrances and except as listed on Section 4.7(b) of the Disclosure Schedule. The Acquired Subsidiaries are the official and sole owner of record of all Registered Intellectual Property Rights. To Sellers’ Knowledge, no Owned Intellectual Property Right has been infringed by any Person.
          (c) Sellers and the Acquired Subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by the Acquired Subsidiaries. Each Acquired Subsidiary has an unqualified right to use all trade secrets and other proprietary information currently used in its Business, subject to any Contract relating to Licensed-In Intellectual Property Rights.
          (d) Except as set forth on Section 4.7(d) of the Disclosure Schedule, all material Licensed-In Intellectual Property will be fully available to one or more of the Acquired Subsidiaries after the Closing, and to Sellers’ Knowledge no Acquired Subsidiary has any present expectation that any material Licensed Intellectual Property will not be renewed.
          (e) No Acquired Subsidiary has infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right, and no Acquired Subsidiary has received any notice of any infringement, misappropriation or violation by any Acquired Subsidiary of any Third-Party Intellectual Property Right. No infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred with respect to products or services sold by the Acquired Subsidiaries..
          (f) Each Acquired Subsidiary has the right to use the Software used in its Business as it is being used, without any conflict with the rights of others. No Acquired Subsidiary is in material breach of any license to, or license of, any Software. Except as set forth in Section 4.7(f) of the Disclosure Schedule, each Acquired Subsidiary following the Closing will have sufficient rights to all necessary Software to operate its Business as conducted immediately prior to the Closing.
4.8 Benefit Plans.
          (a) Section 4.8(a) of the Disclosure Schedule lists each Plan adopted, maintained, or contributed to by any Acquired Subsidiary or under which any Acquired Subsidiary has any liability or is required to contribute. Section 4.8(a) of the Disclosure Schedule also lists each bonus, incentive, sales commission or other variable compensation arrangement covering employees of any Acquired Subsidiary, and identifies the employees eligible thereunder.
          (b) Section 4.8(b) of the Disclosure Schedule lists each corporation, trade or business (separately for each category below that applies): (i) that is (or was during the preceding five years) under common control with any Acquired Subsidiary within the meaning of Section 414(b) or (c) of the Code, (ii) that is (or was during the preceding five years) in an affiliated service group with any Acquired Subsidiary within the meaning of Section 414(m) of the Code, (iii) that is (or was during the preceding five years) the legal employer of Persons providing services to any Acquired Subsidiary as leased employees within the meaning of Section 414(n) of the Code and (iv) with respect to which any Acquired Subsidiary is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et seq. of ERISA) or the Family and Medical Leave Act.
          (c) Sellers have provided or made available to Buyers current, accurate and complete copies of (i) the most recent determination letter received by any Acquired Subsidiary from the IRS regarding each Plan, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with Plans that are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC), (iv) the financial statements for each Plan for the three most recent fiscal or plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, (vi) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, and (vii) attorney’s response to auditors’ requests for information.

          (d) (i) All Plans intended to be federal income Tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be federal income Tax exempt under Section 501(a) or (c) of the Code are so exempt, (iii) to the extent required either as a matter of Law or to obtain the intended federal income Tax treatment and federal income Tax benefits, all Plans comply, in all material respects, with the requirements of ERISA and the Code and other applicable Laws, (iv) all Plans have been administered in compliance, in all material respects, with the documents and instruments governing the Plans and other applicable Laws, (v) all reports and filings with Governmental Authorities (including the Department of Labor, the IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made, and (vii) each Acquired Subsidiary has complied, in all material respects, with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.
          (e) (i) All contributions, premium payments and other payments required to be made through the Closing Date in connection with the Plans have been timely made (as limited for claims made in the case of payments made under self-insured plans), (ii) a proper accrual has been made on the books of account of each Acquired Subsidiary for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes under Section 404, Section 419 or Section 419A of the Code, and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, no Acquired Subsidiary is liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.
          (f) Except as provided in Section 4.8(f) of the Disclosure Schedule, the consummation of the Contemplated Transactions will not by themselves or in combination with any other event (without regard to whether such event has or may occur) (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee or other service provider of any Acquired Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee or service provider.
          (g) Except as provided in Section 4.8(g) of the Disclosure Schedule, (i) No Legal Action is pending or threatened to a Plan official with regard to any Plan other than routine uncontested claims for benefits, (ii) no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (iii) no Acquired Subsidiary has any actual, or to the Sellers’ Knowledge, potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating, (iv) no Acquired Subsidiary has any actual, or to the Sellers’ Knowledge, potential liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan, (v) with respect to the Plans, no Acquired Subsidiary has any liability (either directly or as a result of indemnification) for (and the Contemplated Transactions will not cause any liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law, (vi) all accruals required under FAS 106 and FAS 112 have been properly accrued on the Financial Statements, (vii) no condition, agreement or Plan provision limits the right of any Acquired Subsidiary to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code), and (viii) no Acquired Subsidiary has any liability for life insurance, death or medical benefits after the end of the month in which separation from employment occurs, including any such coverage for retirees, other than (A) death benefits under the Plans, (B) health care continuation benefits described in Section 4980B of the Code, or (C) except as may be specifically provided in this Agreement.
     (i) No Acquired Subsidiary, nor any Person treated or previously treated as a single employer with any Acquired Subsidiary under Section 414 of the Code, has ever contributed to or had any other liability under or with respect to any (i) Plan subject to the funding requirements of Section 303 of ERISA, Section 412 of the Code or Title IV of ERISA; (ii) “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or “multiple employer plan” as described in Section 413(c) of the Code; or (iii) multiemployer plan as defined in Section 3(37) of ERISA. No Acquired Subsidiary has liability, nor has taken any action that could give rise to such liability, including under any Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.
4.9 Related Party Transactions.
     Listed on Section 4.9 of the Disclosure Schedule are all transactions, Contracts, agreements or arrangements between any Acquired Subsidiary and any Related Party, with such disclosure detailing, in the case of each loan or extension of credit, the outstanding principal amount, the interest rate and final maturity date, and in the case of any other Contract or transaction, the nature and terms thereof and any amounts paid and/or payable in connection therewith.
4.10 Non-contravention; Consents.
          (a) Except as listed on Section 4.10(a) of the Disclosure Schedule, neither the execution and delivery of any Transaction Document by the Acquired Subsidiaries nor the performance by the Acquired Subsidiaries of their obligations hereunder or thereunder will (i) violate any of the provisions of the Acquired Subsidiaries’ Fundamental Documents; (ii) violate any Law or Order applicable to any Acquired Subsidiary, (iii) conflict with, result in a breach of, constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a violation or default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract to which any Acquired Subsidiary is a party or by which it is bound or to which any of its Assets is subject, or (iv) result in the imposition or creation of an Encumbrance upon or with respect to the Shares.

          (b) Except as listed on Section 4.10(b) of the Disclosure Schedule, no consent, authorization or approval or other action by, and no notice to or declaration, filing or registration with, any Governmental Authority will be required to be obtained or made by the Sellers or the Acquired Subsidiaries in connection with the due execution and delivery by Sellers of this Agreement or the performance or consummation by the Sellers of the Contemplated Transactions.
4.11 Insurance.
          (a) Details of Insurance Experience. Section 4.11(a) of the Disclosure Schedule sets out, by year, for the current policy year (collectively, the “Current Policies”) and each of the three (3) preceding policy years:
          (i) a description (including the name of the policy, the insurer, the policyholder, and each covered insured, the policy number, and the period of coverage) of each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which an Acquired Subsidiary, or any director or officer thereof, is a party, a named insured, or otherwise the beneficiary of coverage;
          (ii) a summary of the loss experience under each such policy; and
          (iii) a statement describing each claim under an insurance policy for an amount in excess of $250,000 which sets forth (A) a description of the policy (including name of the policy, the insurer, type of insurance, policy number, and period of coverage); and (B) the amount and a brief description of the claim and the name of the claimant.
          (b) Deliveries to Buyers. Sellers have delivered to Buyers (i) true and complete copies of all policies of insurance listed, or required to be listed, on Section 4.11(a) of the Disclosure Schedule in Sellers’ possession and, in the case of policies not in Sellers’ possession, a binder or other proof of coverage for such policies; and (ii) true and complete copies of all pending applications as of the date of this Agreement for policies of insurance with respect to which an Acquired Subsidiary is to be a party, a named insured, or otherwise the beneficiary of coverage.
          (c) Validity of Policies. All Current Policies:
          (i) are valid, outstanding, and enforceable;
          (ii) taken together, in Sellers’ reasonable business judgment provide adequate insurance coverage for the Assets and the operations of the Acquired Subsidiary;
          (iii) are sufficient for compliance with all (a) Contracts to which the Acquired Subsidiary is a party or by which any of them is bound, and (b) Laws; and
          (iv) except as set forth on Section 4.11(c)(iv) of the Disclosure Schedule, do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Sellers or the Acquired Subsidiaries.

          (d) No Notices. With respect to the Current Policies, neither the Sellers and nor any Acquired Subsidiary has received (i) any denial of coverage, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed except for a notice of non-renewal received in the ordinary course of business in anticipation of policy renewal or that the issuer of any policy is not willing or able to perform its obligations thereunder.
          (e) Compliance by the Sellers and Acquired Subsidiaries. Neither the Acquired Subsidiaries nor, to the Sellers’ Knowledge, any other party to any Current Policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under any Current Policy.
          (f) Notices of Claims. The Sellers or the Acquired Subsidiaries have given proper notice to the insurer of all known claims that may be insured thereby.
          (g) Adequate Coverage. The Current Policies will provide coverage in accordance with their terms, conditions, endorsements and exclusions for any and all Liabilities of the Acquired Subsidiaries that are included in the coverage provided under the Current Policies and based upon or arising from an event, occurrence, action or inaction occurring, or losses or damages incurred, prior to the Effective Time. Any Liabilities of the Acquired Subsidiaries included in such coverage do not exceed the amount of the insurance proceeds recoverable by the Acquired Subsidiaries under the Current Policies plus the reserve for such Liabilities included on the balance sheet in the Interim Financial Statement as adjusted for the passage of time through the Closing Date in accordance with past customs and practices of the Acquired Subsidiaries.
4.12 Taxes.
          (a) Except as set forth on Section 4.12(a) of the Disclosure Schedule, each Acquired Subsidiary has timely filed all material Tax Returns that it was required to file under applicable Laws, either separately or as a member of a group of corporations, and all such Tax Returns are true, correct and complete in all material respects. All such Tax Returns as so filed disclose all material Taxes required to be paid for the periods covered thereby. All material Taxes due and owing by each Acquired Subsidiary (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 4.12(a) of the Disclosure Schedule, no Acquired Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets. Except as set forth on Section 4.12(a) of the Disclosure Schedule, each Acquired Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign Persons or other third party, and all IRS Forms W-2, 1099 and all foreign material Tax reporting forms required with respect thereto have been properly completed and timely filed.
          (b) No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings or any other Legal Action are pending or being conducted with respect to any Acquired Subsidiaries. Except as set forth on Section 4.12(b) of the Disclosure Schedule, no Acquired Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where an Acquired Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Acquired Subsidiary. Except as set forth on Section 4.12(b) of the Disclosure Schedule, there is no deficiency, adjustment, dispute or claim concerning any Tax liability of any Acquired Subsidiary either (A) claimed or raised by any Tax authority, or (B) as to which any of the Sellers have Knowledge.
          (c) Section 4.12(c) of the Disclosure Schedule lists all material federal, state, local, and foreign Tax Returns filed with respect to the Acquired Subsidiaries for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyers correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by each Acquired Subsidiary for taxable periods ended on or after December 31, 2008.
          (d) No Acquired Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) No Acquired Subsidiary is a party to any agreement, Contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax Law) and any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or foreign Tax law). No Acquired Subsidiary is now or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). No Acquired Subsidiary has engaged in a transaction that the IRS has identified by regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).
          (f) No Acquired Subsidiary is a party to or bound by any Tax allocation, Tax sharing or similar agreement that will survive the Closing. No Acquired Subsidiary has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Baker. Baker has filed a consolidated federal income Tax Return with Michael Baker Global, Inc. and Baker/MO Services, Inc. for the taxable year immediately preceding the current taxable year.
          (g) Section 4.12(g) of the Disclosure Schedule sets forth the following information with respect to each of the Acquired Subsidiaries as of the most recent practicable date: (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Acquired Subsidiary; and (B) the amount of any deferred gain or loss allocable to the Acquired Subsidiary arising out of any inter-company transaction.

          (h) The unpaid Taxes of the Acquired Subsidiaries (A) did not, as of the date of the Interim Financial Statements, exceed the aggregate reserves for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet contained in the Interim Financial Statements, and (B) will not, as of the Closing Date, exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Subsidiaries in filing their Tax Returns. Since the date of the balance sheet contained in the Interim Financial Statements, no Acquired Subsidiary has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.
          (i) No Acquired Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
          (A) change in method of accounting for a taxable period ending on or prior to the Closing Date;
          (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;
          (C) inter-company transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);
          (D) installment sale or open transaction disposition made on or prior to the Closing Date; or
          (E) prepaid amount received on or prior to the Closing Date.
          (j) No Acquired Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
          (k) All material sales, use or value added Taxes that are required or permitted have been withheld or collected by each Acquired Subsidiary have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws. Any applicable exemption for sales, use or value added Taxes has been properly claimed by delivering or receiving to or from the proper party a properly completed and executed exemption certificate.
          (l) None of the Acquired Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law that could have a continuing effect with respect to any taxable period or portion thereof beginning on or after the Closing Date.

          (m) None of the Acquired Subsidiaries has filed, or have pending, any ruling requests with any Tax authority, including any request to change any accounting method.
          (n) Except as set forth on Section 4.12(n) of the Disclosure Schedule, each Acquired Subsidiary (to the extent required by Law) has preserved and retained in its possession complete and accurate records relating to its Tax affairs (including, without limitation, payroll and value-added tax records and records relating to transfer pricing) and has sufficient records relating to past events to calculate for Tax purposes the gain or loss that would arise on the disposal or realization of any Asset owned by it at the date of this Agreement or acquired by it after that date but on or prior to Closing.
          (o) None of the Assets of any Acquired Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the property owned or used by any Acquired Subsidiary is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the property owned by any Acquired Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (p) Each such Plan and Contract of the Acquired Subsidiaries that provides for nonqualified deferred compensation has, since January 1, 2005, been operated and maintained materially in accordance with a good faith, reasonable interpretation of Code Section 409A, as determined under applicable guidance of the Department of Treasury and IRS, as was in effect from time to time, with respect to amounts deferred (within the meaning of Code Section 409A) after January 1, 2005.
          (q) Each Affiliated Group has filed all material Tax Returns that it was required to file for each taxable period during which any Acquired Subsidiary was a member of the group. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which any Acquired Subsidiary was a member of the group.
          (r) There is no dispute or claim concerning any Tax Liability of any Affiliated Group for any taxable period during which any of the Acquired Subsidiaries was a member of the group either (A) claimed or raised by any Government Authority in writing, or (B) as to which any Seller and the directors and officers (and employees responsible for Tax matters) of any of Baker and its Subsidiaries has knowledge. No Affiliated Group has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period during which any of the Acquired Subsidiaries was a member of the group.
          (s) Except as set forth on Section 4.12(s) of the Disclosure Schedule, no Acquired Subsidiary has any liability for the Taxes of any Person (other than an Acquired Subsidiary) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (B) as a transferee or successor, (C) by Contract, or (D) otherwise.

          (t) No Acquired Subsidiary has undergone an ownership change that limits the use of its net operating losses or other carryovers that would otherwise be available after the Closing.
4.13 Legal Compliance.
          (a) Compliance with Laws. Except as set forth on Section 4.13(a) of the Disclosure Schedule, each Acquired Subsidiary (and each director, officer, and employee, and each representative and agent of any of the foregoing, in their respective capacity as such) (i) has, within the past five years, complied with each Law that is or was applicable to the Business or the ownership of the Assets of such Acquired Subsidiary, and (ii) is not in violation of any applicable Law. No Acquired Subsidiary is relying on any exemption from or deferral of any Law, Order or Government Authorization that would not be available to Buyers after the Closing. Within the five year period preceding the date of this Agreement, no Acquired Subsidiary has received any notice or other communication from any Governmental Authority alleging its actual or potential violation of any applicable Law. Sellers and each Acquired Subsidiary is in material compliance with, in accordance with a good faith, reasonable interpretation of, all registration and reporting requirements for all Claims pursuant to the Medicare, Medicaid SCHIP Extension Act 2007, Section 111.
          (b) Government Authorizations. The Acquired Subsidiaries hold all Government Authorizations that are necessary to permit the Acquired Subsidiaries to lawfully conduct and operate their Business in the manner they currently conduct and operate such Business and to permit the Acquired Subsidiaries to own and use their Assets in the manner in which they currently own and use such Assets. Section 4.13(b) of the Disclosure Schedule lists each Government Authorization held by the Acquired Subsidiaries. All such Government Authorizations are in full force and effect. Each Acquired Subsidiary has complied with all Government Authorizations identified on Section 4.13(b) of the Disclosure Schedule. No Acquired Subsidiary has received notice of (i) any pending proceedings which could reasonably be expected to result in the revocation, cancellation, suspension or any modification of any such Government Authorizations, or (ii) any default under any of such Government Authorizations.
          (c) Foreign Corrupt Practices Act.
          (i) None of the Acquired Subsidiaries (nor any of their respective Affiliates), nor their directors, officers, or employees, or any representatives or agents of any of the foregoing, in their respective capacity as such, have directly or indirectly offered, promised, authorized or made any payment or given anything of value to any Governmental Authority official, political party, party official or candidate, or any employee, agent or representative thereof (or to any Person, with the knowledge that all or part of the payment would be, or is reasonably likely to be shared with a Governmental Authority official, political party, party official or candidate, or any employee, agent or representative thereof) for the purpose of securing any improper advantage in connection with any business of the Acquired Subsidiaries, this Agreement or the Contemplated Transactions, or consents required in connection with this Agreement and/or the Contemplated Transactions or otherwise in violation of any applicable Law, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

          (ii) No director, officer, employee, agent or representative of any Acquired Subsidiary is (i) a Governmental Authority official, political party official or candidate, or an employee, agent or representative of any of the foregoing, (ii) or a director, shareholder, officer, or employee of any enterprise that is controlled (whether by majority stock ownership or otherwise) by any Governmental Authority where such position would violate any applicable Laws.
          (iii) Regardless of whether such action may constitute a violation of FCPA or any other Law, no director, officer, employee, agent or representative of any Acquired Subsidiary has (A) made, offered or agreed to offer anything of value to any supplier or customer of an Acquired Subsidiary for the purpose of obtaining or securing any improper advantage in connection with obtaining or retaining business for an Acquired Subsidiary, or (B) received or expected to receive anything of value from any third party in connection with any transaction entered into by an Acquired Subsidiary or such director, officer, employee, agent or representative (other than salary, wages, other ordinary compensation or other payments paid to such director, officer, employee, agent or representative in accordance with applicable Law).
          (iv) Each Seller has fully and accurately disclosed the nature and scope of all inquiries by Governmental Authorities with respect to the Acquired Subsidiaries’ past (A) use of any corporate or other funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) unlawful payment or acquiescence to payment by a third party to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the FCPA or (C) any other unlawful payment, contribution, expenditure or gift (including acquiescence to any unlawful payment contribution, expenditure or gift made by a third party). There are no current inquiries by Governmental Authorities, other than those disclosed in Section 4.13(c)(iv) of the Disclosure Schedule, regarding any of the foregoing activities or any other fraudulent or corrupt activity involving the Acquired Subsidiaries or Assets of the Acquired Subsidiaries.
          (d) International Trade Laws. Each Acquired Subsidiary has at all times during the five years preceding the date of this Agreement complied with all applicable import and export control and trade embargo Laws and for the five year period preceding the date hereof has complied with all applicable import and export control and trade embargo Laws in connection with any actual or proposed transaction, including all applicable Customs and International Trade Laws. No Acquired Subsidiary is subject to any civil or criminal investigation, litigation, audit, compliance assessment, focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, assessment of additional duty for failure to properly mark imported merchandise, notice to properly mark merchandise or return merchandise to customs custody, claim for additional customs duties or fees, denial order, suspension of export privileges, government sanction, or any other Legal Action by or Order of a Governmental Authority involving or otherwise relating to any alleged or actual violation of the Customs and International Trade Laws or relating to any alleged or actual underpayment of customs duties, fees, taxes or other amounts owed pursuant to the Customs and International Trade Laws, and each Acquired Subsidiary has paid all material customs duties and fees and brokerage fees owed for merchandise imported by them or imported on their behalf into the United States. No Acquired Subsidiary has conducted business in, or with any Person in, any of the following countries: Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria or Zimbabwe.
4.14 Environmental, Health, and Safety.
          (a) The Sellers have made available to Buyers copies of all environmental site assessments, reports and studies conducted by or on behalf of any Acquired Subsidiary with respect to its Leased Real Property that have been prepared during the past three years, or that are otherwise in any Acquired Subsidiary’s possession. Section 4.14(a) of the Disclosure Schedule contains a listing of such environmental assessments, reports and studies.
          (b) For purposes of this Agreement:
          (i) “Environmental, Health and Safety Requirements” shall mean all existing federal, state, local and foreign statutes, regulations, rules, codes, (Laws (including without limitation common law) and reporting or licensing requirements concerning pollution or protection of the environment (including ambient outdoor and indoor air, surface water, ground water, land surface or subsurface strata) or workplaces health or safety, including without limitation: (i) the Comprehensive Environmental Response Compensation and Liability Act, (42 U.S.C. §§9601 et seq.) (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, (42 U.S.C. §§6901 et seq.), (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); and (v) the Clean Water Act (33 U.S.C. §§1251 et seq.). Environmental, Health and Safety Requirement shall also include any regulation, code, plan, order, decree, judgment, notice or demand issued, entered by, promulgated or approved by any Environmental, Health and Safety Requirement.
          (ii) “Hazardous Materials” means any chemical, waste, by—product, pollutant, contaminant, compound, product, substance, equipment or fixture defined as or deemed to be hazardous or toxic under any applicable Environmental, Health and Safety Requirement in effect as of the Closing Date.
          (iii) “Release” shall have the same meaning ascribed thereto hereunder as under CERCLA Section 101(22) except that it shall apply to all Hazardous Materials, not just CERCLA hazardous substances.
          (c) Except as set forth on Section 4.14(c) of the Disclosure Schedule, each Acquired Subsidiary:
          (i) is in compliance with all Environmental, Health and Safety Requirements, the non-compliance with which would likely result in a Material Adverse Effect;
          (ii) has not received any written notice regarding any actual or alleged material violation of any Environmental, Health and Safety Requirements or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any Acquired Subsidiary or any of their respective facilities arising under any Environmental, Health and Safety Requirement. No Acquired Subsidiary has been notified in writing that it is potentially liable under or received any written requests for information or other correspondence concerning any site or facility under CERCLA or any similar Law;
          (iii) has accurately prepared and timely filed with the appropriate jurisdictions all reports and filings required pursuant to any Environmental, Health and Safety Requirements applicable to or affecting any Acquired Subsidiary or its Business;
          (iv) has not entered into or received, nor is any Acquired Subsidiary in default under, any consent decree, compliance order, administrative order, judgment, order, writ or injunction of any Governmental Authority relating to Environmental, Health and Safety Requirements; and
          (v) has obtained all material permits, licenses, approvals, consents, orders and authorizations that are required under Environmental, Health and Safety Requirements (“Environmental Permits”) for conducting the operations of any Acquired Subsidiary as currently being conducted or the ownership of the Assets and properties owned or used by any Acquired Subsidiary, and Section 4.14(c)(v) of the Disclosure Schedule contains a list of each such Environmental Permit. Except where non-compliance would not have a Material Adverse Effect, each Acquired Subsidiary is in compliance in all respects with each Environmental Permit, and no Environmental Permit materially restricts any Acquired Subsidiary from operating any equipment covered by such Environmental Permit in the manner operated in the Business of such Acquired Subsidiary.
          (d) With respect to each Acquired Subsidiary:
          (i) There are no actions, suits, claims, arbitration proceedings, or complaints pending or, to the Sellers’ Knowledge, threatened by any Person or Governmental Authority relating to compliance with Environmental, Health and Safety Requirements, or the condition of the Leased Real Properties, or, to the Sellers’ Knowledge, any of their predecessors or current or former subsidiaries; and
          (ii) to the Sellers’ Knowledge, except as set forth on Section 4.14(d)(ii) of the Disclosure Schedule, there has been no disposal, spillage, burial, placement or other Release of Hazardous Materials by any Acquired Subsidiary, or any of their predecessors or current or former subsidiaries, or by any other party on, in, at, about, or from any of the Leased Real Properties.
4.15 Employees.
          (a) Buyers will be provided with an electronic data file listing, as of the date of this Agreement for United States employees and as of the following dates for the following non-U.S. employees: OTS International Training Services, Ltd. (September 23, 2009); Overseas Technical Services (Harrow) Limited (September 23, 2009); and BES Energy Resources Co., Ltd (September 22, 2009) (the “Electronic Data File”), the names of all employees in each Acquired Subsidiary, each such employee’s annual salary, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements, excepting compensation required by non-U.S. laws), date of employment, hourly or salaried status, job position, any visa or work permit status, whether the employee is on an active or inactive status, vacation or other leave entitlement vested but unused, classification as exempt or non-exempt (for U.S. employees only) and as full-time, part-time or temporary (for U.S. employees only), and if the employee is now absent from active employment, the basis of such leave. Promptly following the Closing, but in any event no later than fifteen (15) days following the Closing Date, Sellers shall provide to Buyers an updated version of the Electronic Data File reflecting the information required under the foregoing sentence as of the date of this Agreement (the “Updated Electronic Data File”). No change reflected in the Updated Electronic Data File shall constitute a Material Adverse Change to the Business.
          (b) No employee of any Acquired Subsidiary has provided written notice of his or her intention to terminate employment with any Acquired Subsidiary or to terminate his or her employment upon a sale of, or business combination relating to any Acquired Subsidiary or in connection with the transactions contemplated by this Agreement. To Sellers’ Knowledge, no management employee of any Acquired Subsidiary and no group of employees of any Acquired Subsidiary has any plans to terminate his, her or their employment, and no Acquired Subsidiary has a present intention to terminate the employment of any Acquired Subsidiary employee.
          (c) Section 4.15(c) of the Disclosure Schedule lists each employment agreement with respect to individuals working in the U.S. to which any Acquired Subsidiary is a party and copies of such employment agreements and any amendments thereto have been provided to Buyers and lists any other individual who is working for any Acquired Subsidiary in the U.S. who must be given at least 30 days notice of termination of employment. Except in the Ordinary Course of Business, with respect to individuals working in the U.S. no Acquired Subsidiary has (i) entered into any agreement that obligates it to make an offer of employment to any individual or (ii) promised or otherwise provided assurances (contingent or other) to any applicant for employment, employee, consultant or contractor of any Acquired Subsidiary of any terms or conditions of employment regarding business following the Closing. Except as set forth on Section 4.15(c) of the Disclosure Schedule or as may be required by law, no Acquired Subsidiary has any written employment contracts or oral agreement of any nature that provides for employment for any particular period of time or that provides any restrictions upon any Acquired Subsidiary’s right to terminate employment or imposes any obligation on any Acquired Subsidiary to make any post-termination payment with any of the employees.
          (d) Each Acquired Subsidiary is and at all times has been in material compliance with all applicable Laws relating to employment, employment practices and labor relations. Except as provided in Section 4.15(d) of the Disclosure Schedule, there are no workers’ compensation claims or other claims by employees pending against any Acquired Subsidiary or, to the Sellers’ Knowledge, any facts that would give rise to such a claim. To Sellers’ Knowledge, no employee or other service provider of any Acquired Subsidiary is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee or service provider to carry out fully all activities of such employee or service provider in furtherance of the Business.
          (e) Section 4.15(e) of the Disclosure Schedule lists each employee working in the U.S. of each Acquired Subsidiary as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work

Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. Each Acquired Subsidiary and, to the Knowledge of Sellers, each current employee, contractor and consultant, is in compliance with all applicable visa and work permit requirements related to his or her employment or engagement with the Acquired Subsidiary in the U.S. With respect to each Work Permit, all of the information that the Acquired Subsidiaries provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete to Sellers’ Knowledge. The Acquired Subsidiaries received the appropriate notice of approval from the Department with respect to each such Work Permit. No Acquired Subsidiary has received any notice from the Department that any Work Permit has been revoked, modified or suspended. There is no action pending or, to Sellers’ Knowledge, threatened to revoke or adversely modify the terms of any Work Permit. Except as disclosed in Section 4.15(d) of the Disclosure Schedule, no employee of any Acquired Subsidiary working in the U.S. is (i) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (ii) an alien who is authorized to work in the United States in non-immigrant status. For each employee of the Acquired Subsidiaries working in the U.S. and hired after November 6, 1986, the Acquired Subsidiaries have retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Laws. The Acquired Subsidiaries have materially complied with all applicable Laws relating to immigration with respect to employees, consultants and other service providers working outside the United States and have all required authorizations. The acquiring entity assumes and accepts all visa and immigration related assets, obligations and liabilities of Michael Baker Jr., Inc. attached to the Energy division with respect to the individual identified on Section 4.15(e) of the Disclosure Schedule.
          (f) (i) Each current employee is eligible to work in the country in which such individual is employed or engaged by the Acquired Subsidiary and (ii) to the Knowledge of Sellers, each such individual has satisfied all requirements under applicable Law related to such individual’s employment or engagement in such country including, with respect to individuals employed in the United States, the requirements under the Immigration Reform and Control Act of 1986, as amended, and other Laws related to the employment of non-United States citizens applicable in the state in which the employees or other service providers are employed or engaged. Employees of any Acquired Subsidiary who perform services in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each employee who performs services outside the United States is legally entitled to work in the country in which such employee performs services and the reporting and payment of, and withholding from, such employee’s salary and other compensation complies in all material respects with all applicable Laws in both the United States and the work country (including social security contributions, where applicable). With respect to any employee who performs services outside the United States, each Acquired Subsidiary is in compliance with all foreign employment, labor, health and safety and other applicable Laws governing employment and the rights of employees and labor unions. There is no pending dispute regarding the classification of employees, independent contractors and consultants of any Acquired Subsidiary for purposes of any Laws, including federal and applicable state Tax laws and laws applicable to Plans. Except as set forth in Section 4.15(f) of the Disclosure Schedule, all agreements for the provision of services other than as an employee can be cancelled with less than ninety (90) days’ notice without penalty.
          (g) Except as provided in Section 4.15(g) of the Disclosure Schedule, the Contemplated Transactions will not cause any Acquired Subsidiary to incur or suffer any liability relating to, or obligation to pay, any severance, bonus compensation, termination or other similar payment to any Person or to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Person.
          (h) Within the last five years, no Acquired Subsidiary has experienced and, to Sellers’ Knowledge, there has not been threatened, any strike, work stoppage, slowdown, concerted refusal to work overtime, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or other applicable Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to Sellers’ Knowledge, threatened. Except as provided in Section 4.15(h) of the Disclosure Schedule, no Legal Action, proceedings, audits, investigations, charges, claims, complaints, or grievances are pending or, to Sellers’ Knowledge, threatened respecting, involving, by or on behalf of, any applicant for employment, any current employee or any former employee, or other service provider, or any class of the foregoing, whether in the form of claims for employment discrimination, harassment, retaliation, wrongful discharge, breach of contract, unfair business practice, unfair labor practices, wage and hour, tort, unfair competition or otherwise.
          (i) Except as set forth in Section 4.15(i) of the Disclosure Schedule, no Acquired Subsidiary is covered by, a party to or bound by any collective bargaining agreement (whether written or oral and whether with a trade union, employee representative, staff association or any other employee body representing workers), no collective bargaining agreement is currently being negotiated, and to Sellers’ Knowledge there are no labor unions or other organizations representing or purporting or attempting to represent any employee or other service provider of any Acquired Subsidiary. For the past five years, no Acquired Subsidiary has received an application or request for recognition from any trade union in relation to current or former employees.
     (j) Section 4.15(j) of the Disclosure Schedule contains a list of individuals who are currently performing services. for any Acquired Subsidiary and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Acquired Subsidiary is party to a consulting, independent contractor or other agreement with the individual, including the individual or project name, role, rate or fee and work location. Any such agreements have been delivered to Buyers and are set forth on Section 4.15(j) of the Disclosure Schedule.
4.16 Banking Relationships.
     Set forth on Section 4.16 of the Disclosure Schedule are the names and locations of all banks and other financial institutions in which the Acquired Subsidiaries have accounts, lines of credit, safety deposit boxes and, with respect to each account, line of credit, and safety deposit box, the names of all persons authorized to draw thereon or to have access to, as well as the account numbers.
4.17 Vessels.
     (a) Set forth on Section 4.17 of the Disclosure Schedule is a list of all vessels owned (the “Owned Vessels”) by any of the Acquired Subsidiaries as of the date hereof. Upon the transfer of the Owned Vessels pursuant to Section 3.1(g), no Acquired Subsidiary, including Energy Logistics, Inc. and, for purposes of this Section 4.17(a) only, Liberty Services, Inc., will own any vessels. Set forth on Section 4.17 of the Disclosure Schedule is a list of all customer owned vessels operated by employees of the Acquired Subsidiaries as of the date hereof (the “Customer Owned Vessels”). Upon the transfer of the Owned Vessels, the entry into the Secondment Agreement and the amendment or termination of any agreements related to the Customer Owned Vessels, no Acquired Subsidiary, including Energy Logistics, Inc. and, for purposes of this Section 4.17(a) only, Liberty Services, Inc., will operate or charter any vessels or engage in any other activity subject to the Merchant Marine Act of 1920 at the Effective Time, except for the operation of the Customer Owned Vessels. There are no charter agreements between any Acquired Subsidiary, including Energy Logistics, Inc. and, for purposes of this Section 4.17(a) only, Liberty Services, Inc., and any customers or any other person related to the Customer Owned Vessels.
     (b) Immediately prior to the transfer of the Owned Vessels pursuant to the bills of sale between Baker M/O Services, Inc. and Baker Vessels, Inc, Baker/MO Services, Inc. will be the sole owner of the Owned Vessels, and each Owned Vessel will be free and clear of any Encumbrances. As of the Closing Date, Baker M/O Services, Inc has transferred full and marketable title to the Owned Vessels, free and clear of any encumbrances, to Baker Vessels, Inc. Baker Vessels, Inc., Baker/MO Services, Inc., Baker Holdings Corp and Baker are citizens of the United States with the meaning of Section 50501 (a) and (d) of Title 46, United States Code.
     (c) Each of the Owned Vessels was constructed in the United States and, to the extent any Owned Vessel has been rebuilt, was rebuilt in the United States, and therefore each of the Owned Vessels is entitled to trade in the US coastwise trades as described in Section 55101(a) of Title 46, United States Code.
     (d) The eight Owned Vessels listed below currently are documented under the laws of the United States by the United States Coast Guard with a valid coastwise endorsement with no restrictions noted on the certificate of documentation.

Name	Official Number
BENGAL 1	592166

BOB	528623

JANIE	641600

KEN	566353

Name	Official Number
MABEL	523723

RUDY	544299

SANDY	635317

SOUTH FORK	524813
The remaining nine Owned Vessels each hold a Boat Registration Certificate issued by the State of Louisiana Department of Wildlife and Fisheries Boat Registration and are permitted to operate in the US coastwise trades as described in Section 55101(a) of Title 46, United States Code and engage in all other services in which they have been and are currently engaged. Each of the Owned Vessels holding a Boat Registration Certificate issued by the State of Louisiana Department of Wildlife and Fisheries is in full compliance with all rules and regulations associated with such registration and applicable to such Owned Vessels.
     (e) Each of the Owned Vessels documented with the United States Coast Guard has been issued a Certificate of Inspection and each Certificate is current and, except as specifically noted on the Certificate, there are no requirements or restrictions on use applicable to each respective Owned Vessel.
     (f) Each of the Owned Vessels not currently laid up is well maintained and fully operational.
4.18 Customers and Suppliers.
          (a) Except as set forth on Section 4.18(a) of the Disclosure Schedule, none of the largest 20 customers of the Acquired Subsidiaries (as measured by revenues of the Acquired Subsidiaries on a consolidated basis during the two most recent fiscal years), which customers are set forth on Section 4.18(a) of the Disclosure Schedule, has during the last two years materially reduced or otherwise discontinued or materially adversely modified the terms on which products or services of the Acquired Subsidiaries are purchased, or to the Sellers’ Knowledge threatened to materially reduce or discontinue or materially adversely modify the terms in connection with the purchase of such items from the Acquired Subsidiaries.
          (b) Except as set forth on Section 4.18(b) of the Disclosure Schedule, none of the top 10 suppliers of the Acquired Subsidiaries (as measured by expenditures by each Acquired Subsidiary during the two most recent fiscal years), which suppliers are set forth on Section 4.18(b) of the Disclosure Schedule, has during the last two years materially reduced or otherwise discontinued or materially adversely modified the terms on which such products or services are supplied, or to the Sellers’ Knowledge threatened to materially reduce or discontinue or materially adversely modify the terms in connection with supplying such items to the Acquired Subsidiaries. There are no suppliers of products or services to any Acquired Subsidiary which are material and with respect to which practical alternative sources of supply are not generally available to the Acquired Subsidiaries.

4.19 Disclosure.
     No representation or warranty by any Seller in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to Buyers pursuant hereto or in connection with the consummation of the Contemplated Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
4.20 Brokers.
     Except with respect to Morgan Joseph & Co. Inc., no agent, broker, investment banker or other Person acting in a similar capacity on behalf of any Seller or under the authority of any Seller will be entitled to any fee or commission, directly or indirectly, before or after Closing, from Buyers, or after Closing from any Acquired Subsidiary in connection with any of the Contemplated Transactions.
4.21 Sole Representations and Warranties.
     The Sellers shall not be deemed to have made to Buyers any representation or warranty regarding the Acquired Subsidiaries with respect to the Contemplated Transactions other than as expressly made in this Agreement, the Schedules hereto and/or in any certificate delivered hereunder by or on behalf of such Sellers.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers, jointly and severally, represent and warrant to Buyers that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V) (unless such representation or warranty expressly relates to a specific date, in which case, as of such date).
5.1 Organization, Authority and Enforceability, No Violations, Etc.
          (a) Baker is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania, and each Seller other than Baker is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Seller has the requisite power to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations under each Transaction Document. The execution and delivery by each Seller of each Transaction Document to which it is or will be a party and the performance by each Seller of its obligations hereunder and thereunder have been or shall be duly and validly authorized by all necessary corporate action on the part of such Seller. Each Transaction Document to which each Seller is or will be a party has been, or upon its execution and delivery will be, duly and validly executed and delivered by such Seller and is, or upon the execution and delivery of such Transaction Document will be (assuming the valid authorization, execution and delivery of such Transaction Document by the other parties thereto) a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity. Baker Vessels, Inc. is a corporation duly organized validly existing and in good standing under the Law of the Commonwealth of Pennsylvania.
          (b) Except as set forth on Section 5.1(b) of the Disclosure Schedule, neither the execution nor the delivery by each Seller of any Transaction Document to which it is or will be a party, the consummation by each Seller of the transactions contemplated hereby and thereby, nor the performance by each Seller of its obligations hereunder or thereunder will (i) violate any of the provisions of the Sellers’ Fundamental Documents; (ii) violate any Law or Order applicable to any Seller, (iii) violate, result in a breach of, or constitute a default of any provision of any material contract or agreement to which such Seller is a party or by which the Shares may be bound, except any such violation, breach or default which would not have a material adverse effect on such Seller’s ability to perform its obligations under the Transaction Documents to which such Seller is or will be a party, or (iv) result in the imposition or creation of an Encumbrance upon or with respect to the Shares.
          (c) No consent, authorization or approval or other action by, and no notice to or declaration, filing or registration with, any Governmental Authority will be required to be obtained or made by the Sellers or the Acquired Subsidiaries in connection with the due execution and delivery by Sellers of this Agreement or the performance or consummation by the Sellers of the Contemplated Transactions.
5.2 Ownership.
     Each Seller holds of record and owns beneficially the Shares set forth next to its name on Appendix B, free and clear of any restrictions on transfer (other than restrictions under federal and state securities Laws), Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. Except as set forth on Section 5.2 of the Disclosure Schedule, no Seller is a party to any option, warrant, purchase right, or other Contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any Shares (other than this Agreement). Except as set forth on Section 5.2 of the Disclosure Schedule, no Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares. Upon payment in full of the Purchase Price at Closing, good, valid and marketable title to the Shares will pass to Buyers, free and clear of all Encumbrances and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Shares.
5.3 Brokers.
     Except with respect to Morgan Joseph & Co., Inc., no agent, broker, investment banker or other Person acting in a similar capacity acting on behalf of Sellers or under the authority of Sellers is or will be entitled to any fee or commission directly or indirectly from Buyers, Sellers or any Acquired Subsidiary after Closing in connection with any of the Contemplated Transactions.

5.4 Legal Action.
     There are no Legal Actions pending or, to the Sellers’ Knowledge, threatened against or affecting any Seller at law or in equity, or before or by any Governmental Authority that would adversely affect any Seller’s performance under this Agreement or the consummation of the Closing.
5.5 Sole Representations and Warranties.
     The Sellers shall not be deemed to have made to Buyers any representation or warranty regarding the Sellers or with respect to the Contemplated Transactions other than as expressly made in this Agreement, the Schedules hereto and/or in any certificate delivered hereunder by or on behalf of such Seller.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYERS
     Buyers, jointly and severally, represent and warrant to the Sellers that the statements contained in this Article VI are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article VI) (unless such representation or warranty expressly relates to a specific date, in which case, as of such date).
6.1 Organization, Authority and Enforceability, No Violations, Etc.
          (a) Each Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of its jurisdiction of incorporation. Each Buyer has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party as contemplated hereby and to perform its obligations under each such Transaction Document. The execution and delivery by each Buyer of each of the Transaction Documents to which it is a party and the performance by each Buyer of its obligations thereunder have been or will be duly and validly authorized by all necessary legal action on the part of such Buyer. Each of the Transaction Documents to which each Buyer is a party has been, or upon its execution and delivery will be, duly and validly executed and delivered by such Buyer and is, or upon its execution and delivery will be (assuming the valid authorization, execution and delivery of such Transaction Document by the other parties thereto) a valid and binding obligation of such Buyer, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.
          (b) Neither the execution nor delivery by each Buyer of any of the Transaction Documents to which it is or will be a party, nor the performance by each Buyer of its obligations hereunder or thereunder, nor compliance by each Buyer with any of the provisions hereof or thereof will (i) violate any of the provisions of Buyers’ Fundamental Documents; (ii) violate any Law or Order applicable to any Buyer, or (iii) violate, result in a breach of, or constitute a default of any provision of any material contract or agreement to which such Buyer is a party, except any such violation, breach or default which would not have an adverse effect on such Buyer’s ability to perform its obligations under the Transaction Documents to which such Buyer is or will be a party.
          (c) No consent, authorization or approval or other action by, and no notice to or declaration, filing or registration with, any Governmental Authority or any third party will be required to be obtained or made by the Buyers in connection with the due execution and delivery by Buyers of this Agreement or the performance or consummation by the Buyers of the Contemplated Transactions.
6.2 Legal Action.
     There are no Legal Actions pending or, to any Buyer’s knowledge, threatened against or affecting any Buyer at law or in equity, or before or by any Governmental Authority that would adversely affect any Buyer’s performance under this Agreement or the consummation of the Closing.
6.3 Brokers.
     No agent, broker, investment banker, or other Person acting in a similar capacity acting on behalf of Buyers or under the authority of such Person is or will be entitled to any fee or commission directly or indirectly from any of the Sellers prior to, or with respect to the Sellers, after the consummation of the Contemplated Transactions, or in connection with the Contemplated Transactions.
6.4 No Distribution, Investment Intent.
     Each Buyer is acquiring the Shares hereunder for its own account, not as a nominee or agent, for investment and not with a view to the distribution thereof in violation of any applicable securities Law.
6.5 Resale Restrictions.
     Buyers understand that (i) the Shares have not been, and will not be, registered or qualified under any securities Laws, by reason of their sale in a transaction exempt from the registration or qualification requirements of such Laws, and (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under all applicable securities Laws or is exempt from such registration or qualification.
6.6 Capitalization.
     Each Buyer has sufficient capital to perform its obligations under this Agreement.
6.7 Sole Representations and Warranties.
     Buyers shall not be deemed to have made to the Sellers any representation or warranty with respect to the Contemplated Transactions other than as expressly made in this Article VI,

the Schedules hereto and/or in any certificate delivered hereunder by or on behalf of such Buyers.
ARTICLE VII
PRE-CLOSING AND POST-CLOSING COVENANTS
7.1 Pre-Closing Covenants.
          (a) Antitrust Notification; Efforts to Consummate; Consents.
          (i) Each Party acknowledges and agrees that no notification is required to be filed by its “ultimate parent entity” under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder with the United States Federal Trade Commission or the Antitrust Division of the Department of Justice. Each Party shall consult with the other Parties with respect thereto prior to making any communication, written or oral, with any antitrust jurisdiction with respect to this Agreement or the Contemplated Transactions.
          (ii) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to cause the fulfillment of the conditions to Closing set forth herein and to consummate and make effective the Contemplated Transactions including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Government Authorities and parties to Contracts with the Acquired Subsidiaries as are necessary for the consummation of the Contemplated Transactions and to fulfill the conditions to the Closing.
          (iii) Without limiting the generality of Section 7.1(a)(ii), at the Sellers’ sole costs and expense, Sellers shall cause the Acquired Subsidiaries to give any notices to third parties, and shall cause the Acquired Subsidiaries to use their commercially reasonable efforts, to obtain any third party consents referred to in Section 4.10(b) and the items set forth in Section 4.10(b) of the Disclosure Schedule prior to the Closing. Buyers shall have the right to approve (which approval shall not be unreasonably withheld or delayed) the form of consent and transmittal letter used to transmit any necessary third party consent. Buyers shall not be obligated to give any consideration or assume any Liability in connection with obtaining any necessary third party consent. The Sellers shall not consent to any material modification or amendment of any term of a Contract to obtain a required third party consent without the prior written consent of Buyers.
          (iv) In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Section 7.1(a), the proper officers and directors of each Party shall use its commercially reasonable efforts to take all such action.
          (b) Conduct of Business.
          (i) From the date hereof until the Closing, the Sellers and the Acquired Subsidiaries (A) shall conduct the Business in the Ordinary Course of Business on a basis consistent with past practice, (B) shall use commercially reasonable efforts to preserve intact the current business structure of the Business and to preserve the relationships and goodwill of the Acquired Subsidiaries with customers, distributors, suppliers, employees and others having business relations with the Acquired Subsidiaries, and (C) shall use commercially reasonable efforts to keep available the services of the key employees listed on Schedule 7.1(b) and other employees of the Business.
          (ii) Except as otherwise expressly contemplated by this Agreement or agreed to by Buyers in writing, from the date hereof until the Closing, the Sellers shall cause the Acquired Subsidiaries to:
          (A) not authorize for issuance, issue and delivery any additional shares of capital stock of any Acquired Subsidiary, or securities convertible into or exchangeable for shares of such capital stock, or issue or grant any right, option or other commitment for the issuance of shares of such capital stock or of such securities, or split, combine or reclassify any shares of such capital stock;
          (B) not amend or modify the Fundamental Documents of any Acquired Subsidiary;
          (C) not sell, transfer or assign any interests in any Acquired Subsidiary, or otherwise fail to maintain control of any Acquired Subsidiary over which it has control as of the date hereof;
          (D) (i) not sell any material Assets having an aggregate book value of greater than $100,000 other than in the Ordinary Course of Business consistent with past practice or (ii) not enter into any Contract or agreement relating to the Business involving the receipt or payment of more than $5,000,000 in any twelve (12)-month period;
          (E) (i) perform in all material respects all of the obligations relating to the Business under, and shall not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under, any Material Contract (except those being contested in good faith) or (ii) not materially amend any Material Contract;
          (F) maintain the Current Policies;
          (G) continue to make capital expenditures in accordance with budget previously approved with respect to the Business;
          (H) except in the Ordinary Course of Business consistent with past practice or as may be required under the terms of any Plan or Contract, not (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee of any Acquired Subsidiary, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any Person, (iv) establish, adopt, amend or terminate, or materially increase the benefits provided under, any collective bargaining agreement, retention agreement or Plan (except as required by applicable Law or the Plan) or (v) materially increase the compensation, bonus or other benefits payable to any director, officer or employee, consultant, independent contractor of any Acquired Subsidiary;
          (I) not (i) abandon or fail to maintain any Intellectual Property Rights, or (ii) license, assign, sell or otherwise transfer any Intellectual Property Rights of any Acquired Subsidiary;
          (J) not settle any litigation relating to the Business;
          (K) not enter into any transaction with any Related Party.
          (L) not take any action set forth in Section 4.2(e); and
          (M) take any action, or fail to take any commercially reasonable action within their control, the result of which any of the changes or events listed in this Section 7.1(b) are likely to occur.
          (c) Notices of Certain Events.
          (i) Baker shall promptly notify Buyers of:
          (A) any material Legal Actions that become pending relating to the Business or that relate to the consummation of the Contemplated Transactions; or
          (B) the damage or destruction by fire or other casualty of any material Assets or in the event that any material Assets become the subject of any proceeding for the taking thereof or any part thereof.
          (ii) Each Party shall promptly notify each other Party of any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions.
          (iii) From the date hereof until the Closing, each Party shall notify the other Parties in writing of any event, condition, fact, circumstance or development that occurs, arises or exists after the date of this Agreement that would cause (i) a Breach of any of the representations and warranties made by the notifying Party in this Agreement, or (ii) a Breach of any covenant or obligation of the notifying Party. Notwithstanding the foregoing, solely for purposes of determining whether the conditions to Buyers’ obligation to consummate the Closing set forth in Section 3.1 have been satisfied, no disclosure by any Party pursuant to this Section 7.1(c)(iii) shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or Breach of warranty or covenant. The Parties agree that any matter set forth in a notice delivered pursuant to this Section 7.1(c) after the execution of this Agreement but prior to the Closing shall give rise to a claim by the notified party under Article IX. The Parties agree that the Parties shall use commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of their respective representations or warranties contained in this Agreement to be untrue or result in a Breach of any covenant made by the applicable Party in this Agreement.
          (d) No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article X, Sellers will not, and will cause each Acquired Subsidiary and each of their representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers) relating to any transaction involving the sale of the Business or Assets (other than in the Ordinary Course of Business) of any Acquired Subsidiary, or any of the capital stock of any Acquired Subsidiary, or any merger, consolidation, business combination or similar transaction involving any Acquired Subsidiary.
          (e) Access to Information and Employees. Sellers will, and shall cause the Acquired Subsidiaries to, continue to provide the Buyers and its accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours to its properties, personnel, books, Contracts, commitments and records; provided, however, that the foregoing right of access shall not require furnishing information that, in the reasonable opinion of Sellers’ outside counsel, would violate any Laws. Promptly following the execution of this Agreement, and generally throughout the period preceding Closing, Sellers will cause the Acquired Subsidiaries to provide Buyers reasonable access during normal business hours to such employees as Buyers may reasonably identify for the purposes of discussing eventual business integration and Buyers’ proposed terms and conditions of their future employment with the Acquired Subsidiaries.
          (f) Delivery of Certain Financials. Prior to Closing, Sellers shall deliver to Buyers within 30 days after each month end, unaudited combined financial statements of the Acquired Subsidiaries as of the end of each month. All such financial statements shall be in form and substance comparable to the Interim Financial Statements.
          (g) Directors’ and Officers’ Insurance. For a period of three years following the Closing, Sellers shall provide insurance coverage for pre-closing acts and omissions for each person who, prior to the Effective Time, served as an officer or director of any Acquired Subsidiary and was covered by Sellers’ director and officer insurance in connection with its annual renewal of director and officer insurance coverage.
          7.2 Post-Closing Covenants.
     The Parties agree as follows with respect to the period following the Closing:
          (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII or IX below). The Sellers acknowledge and agree that from and after the Closing, Buyers will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Subsidiaries; provided, however, that during the seven (7) year period following the Closing Date, the Sellers shall have access to and the right to copy books and records (including Tax records) for the purposes of (i) preparing or responding to any inquiry regarding any Tax Returns required to be filed by the Sellers, including, without limitation any Tax Returns filed by any Acquired Subsidiary with respect to periods prior to the Closing, or (ii) responding to any indemnification claim against Sellers with respect to a Breach of the representations and warranties set forth in Section 4.11.
          (b) Transition. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any Acquired Subsidiary from maintaining the same business relationships with the Acquired Subsidiaries after the Closing as it maintained with the Acquired Subsidiaries prior to the Closing.
          (c) Use of Name; Name Changes. Within sixty (60) days following the Closing, Buyers shall cease to use the name “Michael Baker”, and within one (1) year following Closing, Buyers shall cease to use the name “Baker” in connection with the operation of the Business and shall have taken all action necessary in relation thereto, including without limitation, changing the name of all Acquired Subsidiaries that contain “Baker” or “Michael Baker” therein.
          (d) No WARN Liability. Buyers shall not take any actions that could reasonably be expected to impose any requirements or liability upon the Sellers or the Acquired Subsidiaries under the United States Worker Adjustment and Retraining Notification Act.
          (e) Houston Lease. If Baker is not released from its obligations under the Parent Company Guarantee agreement dated August 25, 2005 (the “Parent Company Guarantee”) related to the Northbelt Lease Agreement as of the Closing, Buyers shall use their commercially reasonable efforts after the Closing to obtain from applicable third parties such release and will indemnify Baker for any losses in connection with the Parent Company Guarantee arising from the conduct of the Business after the Closing.
          (f) Confidentiality; Noncompetition and Nonsolicitation.
          (i) Each of the Sellers acknowledges and agrees that in their respective capacities as the equity owners of the Acquired Subsidiaries, Sellers have been privy to Confidential Information regarding the Acquired Subsidiaries and the Business. Each of the Sellers agrees that it shall not use or disclose to others, and shall prevent their respective Affiliates, directors, officers, employees and agents from using or disclosing to others, directly or indirectly, any Confidential Information regarding the Acquired Subsidiaries and the Business. “Confidential Information” means all confidential and proprietary information of, about or created by or for the Acquired Subsidiaries or the Business, including without limitation, (i) information regarding clients, customers, suppliers and vendors, (ii) information relating to business plans or prospective business of the Acquired Subsidiaries, (iii) any confidential or proprietary records concerning the products or services provided to customers of the Business; (iv) any information containing sensitive or non-public pricing policies or order histories, including prices charged or discounts or specific payment terms made available to customers or obtainable by the Acquired Subsidiaries or the Business from their respective suppliers; (v) customer and supplier lists; (vi) financial information; forecasts, budgets, marketing information, research and development, expansion plans, management policies and methods of operation, (vii) information concerning wages and salaries and other personnel information relative to employees of the Business; (viii) technical data specifications, programs, documentation and analyses, and (ix) any proprietary knowledge, trade secrets, data, formulae, specifications, pricing, information, business plans (present and future), strategies, marketing concepts and information, testing information and all papers and other records (including computer records) containing Confidential Information. Each Seller acknowledges and agrees that such Confidential Information is specialized, unique in nature and of great value to the Business and that such information gives the Business a competitive advantage.
          (ii) As an inducement to the Buyers to enter into this Agreement and to provide Sellers the consideration described herein, each of the Sellers hereby covenants and agrees with the Buyers and the Acquired Subsidiaries that, during a period of five (5) years commencing on the Closing Date, it shall not, directly or indirectly, own, manage, operate or control, or engage, join or participate in the ownership, management, operation or control of, or furnish any capital or loans to, or be connected in any manner with, any Person or business that competes in any manner whatsoever with the Business; provided, however, that the foregoing shall not prohibit the acquisition of up to 1% of outstanding securities in a publicly traded company for investment purposes and further provided that nothing in this Section 7.2(f) shall restrict in any way the ability of Baker and its Affiliates to perform engineering, construction inspection, or construction management services and/or to act as general contractor or in a similar capacity with respect to a project in which a third party is providing construction services.
          (iii) For a period of five (5) years following the Closing Date, each of the Sellers agrees that it shall not, directly or indirectly, (a) solicit the business of any present or former customers, clients or other Persons from whom any Acquired Subsidiary derived revenues during the two (2) year period prior to the Closing Date for the purpose of competing with the Business, or (b) persuade or attempt to persuade any present or future customer, distributor, client, vendor, service provider, supplier, contractor or any other Person having material business dealings with any Acquired Subsidiary to cease doing business with any of the Acquired Subsidiaries (or any such former customer, distributor, vendor, service provider, supplier, contractor or any other Person who has had material business dealings with any Acquired Subsidiary during the two (2) year period prior to Closing), or (c) otherwise intentionally disrupt, damage, impair or interfere in any manner with the Business or any Acquired Subsidiary, or (d) induce any person who is or has been an employee, consultant, or independent contractor of any Acquired Subsidiary as of the Closing Date or during the two (2) year period preceding the Closing Date to terminate his or her relationship with the Acquired Subsidiary or offer any such person employment.
          (iv) Each of the parties making the covenants in this Section 7.2(f) acknowledges and recognizes that (a) the businesses and markets of the Acquired Subsidiaries are conducted throughout the world, (b) Buyers are investing substantial sums of money to acquire the Shares from the Sellers, (c) Buyers would not be doing so but for the covenants contained in this Agreement, and (d) such covenants are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Acquired Subsidiaries, the Business, and the prospective business of the Acquired Subsidiaries and (e) such covenants are reasonable in light of the foregoing. Each of the Sellers further acknowledges and agrees that the geographic scope and duration of the foregoing covenants not to compete and non-solicitation covenants are reasonable.
          (v) If any Governmental Authority determines that any of the covenants or other provisions contained in this Section 7.2(f), or any part hereof, is invalid or unenforceable, the remainder of such covenants and this Agreement shall not thereby be affected and shall be given full effect without regard to the invalid portions. If any Governmental Authority determines that any of the covenants contained in this Section 7.2(f), or any part hereof, are unenforceable because of the duration of such provision or the Persons, products, services or area covered thereby or for any other reason, such Governmental Authority shall have the power and the Parties intend and desire that such Governmental Authority, and in connection with the purchase of the Shares, the Buyers are relying on such Governmental Authority to, exercise such power to reduce the duration or coverage of such provision to the minimum extent necessary to render such provision enforceable, and in its reduced form, such provision shall then be deemed enforceable and shall be enforced.
          (vi) Each party intends to and does hereby confer jurisdiction to enforce the covenants and other provisions contained in this Section 7.2(f), upon the courts and Governmental Authorities of any jurisdiction within the geographic scope of such covenants or other provisions. If the courts of any one or more of such jurisdictions holds such covenants or other provisions wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of each Party that such determination not bar or in any way adversely affect the rights of the Buyers to relief in the courts of any other jurisdiction within the geographic scope of such covenants or other provisions, as to breaches of such covenants or other provisions in any such other jurisdiction, such covenants or other provisions as they relate to each jurisdiction and geographic location being, for this purpose, severable into diverse and independent covenants and other provisions.
          (vii) Each of the Sellers hereby agrees that its violation or attempted or threatened violation of the covenants or other provisions contained in this Section 7.2(f), or any part thereof, will cause irreparable injury to the Business and the Buyers for which money damages would be inadequate, and that the Business and the Buyers shall be entitled, in addition to any other rights or remedies that may be available to them at law or in equity, to an injunction enjoining and restraining the Sellers, from violating or attempting or threatening to violate any provision of this Section 7.2(f). The duration of the covenants and other provisions contained in this Section 7.2(f) shall be extended as to each applicable Person by a period equal to the duration of any breach or violation thereof by such Person.
          (g) Seller Release. As of immediately after the Closing and effective upon payment by the Buyers of the Purchase Price to which such Seller is entitled at Closing, each Seller, to the fullest extent permitted by applicable Law, hereby releases and forever discharges the Acquired Subsidiaries, Buyers, their subsidiaries and Affiliates, and their respective successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all losses, costs, expenses, Liabilities, damages, claims, demands, proceedings, causes of action, orders, judgments, obligations, Contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (“Claims”), which such Seller now has, has ever had or may hereafter have against the respective Releasees to the extent arising as a result of such Seller’s equity ownership or investment in the Acquired Subsidiaries on and prior to the Closing Date, or as a result of any matter required to be disclosed in the Disclosure Schedule and not so disclosed (collectively, the “Released Matters”). For the avoidance of doubt, in no event shall the foregoing release and discharge extend to, and in no event shall the Released Matters include, (a) any Claims or rights of such Seller under any Contract, agreement or arrangement disclosed in the Disclosure Schedule, or (b) any Claims or rights of any Seller that relates to any obligation of the Buyers or post-Closing obligation of the Business under this Agreement.
          (h) Sellers’ Website. On and after Closing, the Sellers shall cause those parts of their website accessible at URL http://www.bakerenergy.com as it relates to the Acquired Subsidiaries or the Business to automatically redirect visitors to http://www.woodgroup.com or such other URL as Buyers may require (such re-direction to remain in place until Buyers otherwise direct or, if earlier, a period of 6 month after Closing).
          (i) Claims Under Insurance Policies. As reasonably requested by either Party after the Closing, each Party shall, and shall cause its respective Affiliates to, cooperate with the other parties in respect of any Claims made under the insurance policies based upon actions, inactions and events occurring prior to the Closing Date. The Sellers agree not to, and shall not permit their Affiliates to, limit, modify or otherwise compromise the Buyers’ ability to make claims under any such insurance policies.
          (j) Insured Claims Adjustment. To the extent that the Insurance Reserve exceeds the aggregate amount of any and all payments made by the Acquired Subsidiaries or their successors and assigns during the period beginning at the Effective Time and ending on the seventh (7th) anniversary of the Closing Date that arise from or relate to any Insured Claim (including any insurance deductibles and reasonable expenses related thereto), Buyers shall pay to the Sellers an amount equal to such excess within thirty (30) days following the seventh (7th) anniversary of the Closing Date.
          (k) Storm Cat Receivables. Buyers hereby acknowledge that while no value will be assigned to the Storm Cat Receivables under Section 2.4(b), the Storm Cat Receivables and all rights and obligations associated therewith shall be transferred to, or retained by, Baker/MO Services, Inc. as part of the sale of the stock of Baker/MO Services, Inc. In the event Baker/MO Services, Inc. collects any amount of the Storm Cat Receivables, whether in the form of a cash payment made in respect of such receivables or in the form of other value received by Baker/MO Services, Inc. in respect of such receivables pursuant to any action or proceeding taken or made in connection therewith, including bankruptcy, reorganization, enforcement of lien rights, or the exchange of anything of value created prior to the Closing (a “Collected Amount”), Buyers shall cause Baker/MO Services, Inc. to pay to Michael Baker Jr., Inc. in cash an amount equal to 50% of the net after Tax value of such Collected Amount; provided, however, that in the event any equity interests are received by Buyers in respect of such receivables, Buyers shall transfer and assign to Michael Baker Jr., Inc. 50% of such equity interests or if a direct assignment is impractical, then Buyers will transfer and assign to Michael Baker Jr., Inc. an undivided 50% interest in such equity interests. Neither Buyers nor their affiliates shall take any action inconsistent with the collection of the Storm Cat Receivables. Buyers’ obligations under this Section 7.2(k) shall survive indefinitely.
     (l) SIEX Registration. Sellers shall cooperate with Buyers and will take such further action (including the execution and delivery of such further instruments and documents) as the Buyers reasonably may request to register Baker Energy de Venezuela, C.A. under the Superintendencia de Inversiones Extranjeras.
     (m) Payments Submitted to Incorrect Payee. If any Party receives a payment from a third party which belongs to another Party hereto, the Party who receives the payment agrees to hold in trust and promptly remit such payment to the Party entitled thereto. If either Party receives a payment from a customer that cannot be identified to a specific invoice or obligation, the recipient shall, if reasonable under the circumstances, inquire of the customer as to the intended application thereof and, lacking a response, the payment shall be applied to the oldest outstanding undisputed invoice relating to the payor.
     (n) Existing Bonds and Bank Debt. Buyers shall use their commercially reasonable efforts to put into place, as promptly as practicable and at Buyers’ sole expense, new bonds (“Replacement Bonds”) to replace the Existing Bonds. Sellers agree to cause each of the Existing Bonds to remain outstanding from and after the Closing until the earlier to occur of (i) the date upon which the Replacement Bonds have been put into place in accordance with the preceding sentence or (ii) the date which is ninety (90) days following the Closing Date. Upon the expiration of such ninety (90) day period or the earlier termination of Sellers obligation to maintain in place the Existing Bonds, Sellers shall be under no further obligation to maintain in place the Existing Bonds. In the event of any call on Existing Bonds which arises from or relates to events or circumstances occurring following the Closing, Buyers shall indemnify Sellers for the full amount of Damages incurred by Sellers or their affiliates in connection with such call on the Existing Bonds. Sellers shall use their best efforts to cause the Acquired Subsidiaries to be released from all of the Acquired Subsidiaries’ obligations and liabilities with respect to any bank indebtedness in which any of the Sellers is a debtor and Sellers shall indemnify and hold the Buyers and Acquired Subsidiaries harmless from and against any liabilities or obligations related to such indebtedness.
     (o) Buyers’ Obligation to Pursue Collection. From and after the Closing, Buyers shall cause the Acquired Subsidiaries to use commercially reasonable efforts to pursue the collection of all Accounts Receivable and Unbilled Accounts Receivable in the Ordinary Course of Business.
     (p) Workers Compensation Payment. In the event Baker or one of its Affiliates pays any amount pursuant to a workers compensation policy held in the name of Baker or any of its Affiliates which payment relates to an employee or former employee of an Acquired Subsidiary or an Affiliate thereof, then Buyers shall promptly, but in any event within five (5) days of receipt of each such notice, pay to Baker by wire transfer of immediately available funds the full amount of such payment. The parties agree that the intent of the foregoing is for Baker and its Affiliates to be reimbursed in full within the prescribed time period for all workers compensation related payments made in respect of employees or former employees of an Acquired Subsidiary or Affiliates thereof following the Closing to the extent of any Insurance Reserve (reduced from time-to-time by claims against the Insurance Reserve).
ARTICLE VIII
TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between Buyers and Sellers for certain Tax matters following the Closing Date:
8.1 Tax Indemnification.
     Each Seller shall jointly and severally indemnify the Acquired Subsidiaries, Buyers, and each Buyer Affiliate and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Acquired Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (‘‘Pre-Closing Tax Period’’), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than the Acquired Subsidiaries) imposed on an Acquired Subsidiary as a transferee or successor, by Contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, but only to the extent that the aggregate amount of loss, claim, liability, expense, or other damage attributable to Taxes in items (i), (ii) and (iii) exceeds the aggregate reserves for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income). Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that the indemnity obligation contained in this Section 8.1 is not subject to any of the limitations, restrictions or other qualifications contained in Article IX other than the survival limitation contained in Section 9.1(ii); accordingly, the indemnity obligation contained in this Section 8.1 is not subject to the Threshold, the Basket or the Cap.
8.2 Straddle Period.
     In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Acquired Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Acquired Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Acquired Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

8.3 Responsibility for Filing Tax Returns.
          (a) Consolidated Group. With respect to those Acquired Subsidiaries that are part of Baker’s consolidated return, Baker shall include the income of those Acquired Subsidiaries (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Baker’s consolidated federal income Tax Returns for all periods through the close of business on the Closing Date and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before the Closing Date, Baker shall cause such Acquired Subsidiaries to join in Baker’s consolidated federal income tax return and, in jurisdictions requiring separate reporting from Baker, to file separate company foreign, state and local income Tax Returns or such other foreign, state and local Tax Returns as shall be legally required. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Law. Buyers shall have the right to review and comment on any such Tax Returns prepared by Baker, provided, however, that Buyers shall have no right to review a return that includes an entity other than the Acquired Subsidiaries. Buyers shall cause the Acquired Subsidiaries to furnish information to Baker as reasonably requested by Baker to allow Baker to satisfy its obligations under this section in accordance with past custom and practice. The Acquired Subsidiaries and Buyers shall consult and cooperate with Baker as to any elections to be made on returns of the Acquired Subsidiaries for periods ending on or before the Closing Date. “Foreign” for purposes of this Section 8.3 shall include any jurisdiction, including the United States or any foreign country.
     (b) Periods After the Closing Date. Buyers shall cause the Acquired Subsidiaries to file income Tax Returns and other Tax Returns, or shall include the Acquired Subsidiaries in its combined or consolidated income Tax Returns or other Tax Returns, for all periods (including Straddle Periods) other than periods ending on or before the Closing Date and shall file or cause to be filed all foreign, state or local Tax Returns as shall be legally required for such periods ending after the Closing Date.
     (c) Nigeria. Notwithstanding Sections 8.3(a) and (b), in the case of Overseas Technical Services Nigeria, Ltd., Baker O&M International, Ltd., and Overseas Technical Services International, Ltd. whose fiscal years end on September 30, 2009, Buyer shall cause each of Overseas Technical Services Nigeria, Ltd., Baker O&M International, Ltd., and Overseas Technical Services International, Ltd. to file the income Tax Return and any other Tax Returns as shall be legally required for the period ending September 30, 2009. Buyers shall consult and cooperate with Baker as to any elections to be made on such returns.
     (d) Forms 5471. Baker shall file Forms 5471 for the Acquired Subsidiaries who are part of Baker’s consolidated federal tax return for 2009. Such Forms 5471 will include financial information for the twelve month period ending December 31, 2009. Buyers shall cause the Acquired Subsidiaries to furnish information to Baker as reasonably requested by Baker to allow Baker to satisfy its obligations under this section in accordance with past custom and practice.

8.4 Cooperation on Tax Matters.
          (a) Buyers, the Acquired Subsidiaries, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Subsidiaries and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Acquired Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyers or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
          (b) Buyers and Sellers further agree, upon reasonable request by any Party, to obtain any certificate or other document from any Governmental Authority or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions contemplated hereby).
          (c) Buyers and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.
8.5 Tax-Sharing Agreements.
     All tax-sharing agreements or similar agreements with respect to or involving the Acquired Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Subsidiaries shall not be bound thereby or have any liability thereunder and Michael Baker Corporation shall indemnify and hold the Acquired Subsidiaries harmless from and against any liability arising thereunder.
8.6 Certain Taxes and Fees.
     All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Contemplated Transactions shall be paid by Buyers when due, and Buyers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Sellers will join in the execution of any such Tax Returns and other documentation. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Taxes and fees and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

8.7 Audits.
     Baker shall inform Buyers of the existence and progress of any audit of Baker’s consolidated federal income Tax Returns to the extent that such returns relate to any Acquired Subsidiary. Baker shall not settle any such audit in a manner that would adversely affect the Acquired Subsidiary after the Closing Date without the prior written consent of Buyers, which consent shall not be unreasonably withheld.
8.8 Carrybacks.
     Buyers shall elect to forego the carryback of a loss, credit or tax attribute of any of the Acquired Subsidiaries from any period ending after the Closing Date to the Baker consolidated Tax Return, to the extent possible. If such an election is not available, Baker shall immediately pay to Buyers 100% any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Acquired Subsidiaries into the Baker consolidated Tax Return, when such refund (or reduction) is realized by Baker’s group. At Buyers’ request, if an election to forego a carryback is not available, Baker will cooperate with the Acquired Subsidiaries in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims. Buyers agree to indemnify Baker for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise to the extent of any payment made by Baker to the Acquired Subsidiaries with respect to such attribute.
8.9 Retention of Carryovers.
     Baker shall not elect to retain any net operating loss carryovers, capital loss carryovers or any other Tax attribute of the Acquired Subsidiaries.
8.10 Section 338(g) Election.
     Buyer shall not make a Section 338(g) election with respect to the Acquired Subsidiaries.
ARTICLE IX
INDEMNIFICATION
          9.1 Survival.
     All of the representations and warranties contained in this Agreement shall survive the Closing, and shall continue in full force and effect thereafter until, and expire on the second anniversary of the Closing Date, except for:
          (i) the representations and warranties of Sellers regarding the Acquired Subsidiaries set forth in Sections 4.1(a), 4.1(c), 4.13(c) and 4.20; the representations and warranties of Sellers set forth in Sections 5.1(a), 5.2, and 5.3; the representations of Buyers set forth in Sections 6.1(a) and 6.3; and the indemnification obligations of Sellers’ or Buyers’, as applicable, with respect thereto, shall survive indefinitely; and
          (ii) the representations and warranties in Sections 4.8, 4.12, and 4.14 and the indemnity obligation in Sections 8.1 and 8.5 shall terminate and expire on the 90th day after the date upon which the Liability to which any claim based upon, arising out of or otherwise in respect of any breach of any such representation or warranty or indemnity obligation may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).
     Notwithstanding anything in this Section 9.1 to the contrary, the foregoing limitations shall not apply in the event of any Breach of a representation or warranty by a Party that constitutes fraud or intentional misrepresentation. Notwithstanding any provision in this Agreement to the contrary, all covenants and other agreements contained in this Agreement shall survive the Closing without limitation by time, and Buyers shall be entitled to indemnification hereunder pursuant to Section 9.2 and the Sellers shall be entitled to indemnification hereunder pursuant to Section 9.3 until the relevant covenant, agreement or obligation is performed in accordance with the terms thereof.
          9.2 General Indemnification of Buyers.
     Subject to the limitations contained in this Article IX, from and after the Closing, the Sellers, jointly and severally, agree to indemnify, defend and hold harmless Buyers, the Acquired Subsidiaries and their respective officers, directors, employees, Affiliates, successors and assigns (each, a “Buyer Indemnified Party” and together, the “Buyer Indemnified Parties”) from and against, and will pay to the Buyer Indemnified Parties the amount of, any Damages arising, directly or indirectly, from or in connection with: (i) any Breach of any representation or warranty made by Sellers concerning the Acquired Subsidiaries in Article IV of this Agreement; (ii) any Breach of any representation or warranty made by Sellers in Article V of this Agreement; (iii) any Breach by any Seller or any Acquired Subsidiary of any of their respective covenants, agreements or obligations under this Agreement; (iv) the Retained Liabilities; (v) any Insured Claims, but only to the extent that the aggregate amount of such Damages exceed the Insurance Reserve (for clarification purposes, Damages for purposes of this Section 9.2(v) shall include the payment of any insurance deductibles paid in connection with such claims); (vi) any Damages resulting to Buyers or any Acquired Subsidiaries as a result of any of the Buyers failing to have in its possession any of the original Fundamental Documents which were not delivered to Buyers by Sellers at or after the Closing (vii) any Damages resulting to Buyer or any Acquired Subsidiary as a result of Buyer or an Acquired Subsidiary not receiving an executed Share Register Instrument which is required in order to effectively and legally execute and deliver such Share Register Instrument.
          9.3 Indemnification of Sellers.
     Subject to the limitations contained in this Article IX, from and after the Closing, the Buyers, jointly and severally, agree to indemnify, defend and hold harmless the Sellers and their respective officers, directors, employees, Affiliates, successors and assigns (each, a “Seller Indemnified Party” and together, the “Seller Indemnified Parties”) from and against, and will pay to the Seller Indemnified Parties the amount of, any Damages arising, directly or indirectly, from or in connection with: (i) any Breach of any representation or warranty made by Buyers in Article VI of this Agreement; (ii) any Breach by any Buyer of any of their respective covenants, agreements or obligations under this Agreement; (iii) any Damages incurred by a Seller Indemnified Party under the Parent Company Guarantee, except to the extent that such Damages arise from events occurring prior to the Effective Time or are otherwise caused by the Sellers’ actions, including the Sellers’ occupancy of a portion of the premises subject to the Northbelt Lease Agreement; (iv) any Damages incurred by a Seller Indemnified Party with respect to the Existing Bonds as a result of action or inaction occurring from or after the Effective Time; (v) any Damages incurred by a Seller Indemnified Party with respect to the matter set forth on Section 4.12(a) of the Disclosure Schedule and defined thereon as the “Buyer Special Indemnity Matter”, and (vi) any Damages incurred by the Seller Indemnified Parties as a result of Buyers’ or its Affiliates’ obligation to reimburse any of the Seller Indemnified Parties for any worker’s compensation claims included within the Insurance Reserve.
          9.4 Special Indemnification Provisions.
     Notwithstanding any other provision in this Agreement to the contrary, from and after the Closing, Sellers, jointly and severally, agree to indemnify, defend and hold harmless each Buyer Indemnified Party from and against, and will pay to the Buyer Indemnified Parties the amount of, any Damages (including but not limited to any and all punitive damages and civil and criminal penalties) arising, directly or indirectly, from or in connection with:
          (a) any Breach of the representations and warranties contained in Section 4.13(c) or any actual or alleged violation of the FCPA or any other anti-corruption Law by any Acquired Subsidiary (or by any director, officer, employee, agent or representative of an Acquired Subsidiary, or any representative or agent of any of the foregoing, in his or her capacity as such) on or before the Closing Date (collectively, the “FCPA Violations”);
          (b) any claim for indemnification in respect of any act, event or occurrence, in each case occurring prior to the Closing, that would have been covered by an indemnification provision contained or referred to in any Contract entered into by any Acquired Subsidiary prior to Closing but for the operation of any Anti-Indemnity Law, but only to the extent that a claim exceeds the $1,000,000 self insured retention per claim, as reserves for claims for amounts below this retention are subject to indemnification pursuant to Section 9.2(v); and
          (c) any claim for breach of contract in respect of any failure or alleged failure by any of the Acquired Subsidiaries to provide insurance coverage in accordance with its obligations under any Contract entered into by any Acquired Subsidiary prior to Closing (whether or not such obligations to provide insurance coverage are rendered void or unenforceable by virtue of any Anti-Indemnity Law) (these claims along with the claims described in subsection (b) above are collectively referred to herein as the “Anti-Indemnity Claims”).
          9.5 Time Limitations.
          (a) Except as otherwise provided in Section 9.5(b) and Section 9.5(c), Sellers will have no liability (for indemnification or otherwise) with respect to a Breach of any representation or warranty unless a Buyer Indemnified Party delivers a Claim Notice (as defined in Section 9.7 below) to Sellers within the applicable survival period as set forth in Section 9.1.

          (b) Sellers will have no liability (for indemnification or otherwise) with respect to any Insured Claim unless a Buyer Indemnified Party delivers a Claim Notice to Sellers prior to the seventh (7th) anniversary of the Closing Date.
          (c) Sellers will have no liability (for indemnification or otherwise) with respect to any Anti-Indemnity Claims unless a Buyer Indemnified Party delivers a Claim Notice to Sellers prior to the 90th day after the date upon which such claim is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).
          (d) Sellers’ obligation to indemnify the Buyers with respect to FCPA Violations shall survive indefinitely.
          (e) Buyers will have no liability (for indemnification or otherwise) with respect to a Breach of any representation or warranty unless a Seller Indemnified Party delivers a Claim Notice to Buyers within the applicable survival period as set forth in Section 9.1.
          (f) Buyers obligation sunder Section 7.2(k) shall survive indefinitely.
          9.6 Limitations on Amount.
          (a) Sellers will have no liability for any indemnification obligation under Section 9.2 of this Agreement until the Damages with respect to each such matters suffered or incurred by the Buyer Indemnified Parties and for which the Buyer Indemnified Parties are entitled to indemnification thereof under Sections 9.2(i) and (ii) exceeds $10,000 for each claim (the “Threshold”), after which, subject to Sections 9.6(b) and 9.6(c), the Sellers shall be obligated to pay in full all such amounts for such indemnification (including those amounts not exceeding the Threshold).
          (b) Sellers will have no liability for any indemnification obligation under Section 9.2 of this Agreement until the total of all Damages with respect to such matters suffered or incurred by the Buyer Indemnified Parties and for which the Buyer Indemnified Parties are entitled to indemnification thereof under Sections 9.2(i) and (ii) exceeds $450,000 in the aggregate (the “Basket”), after which the Sellers shall be obligated to pay in full all such amounts for such indemnification (including those amounts not exceeding the Basket), provided, however, that the Basket shall not apply to any claim based on fraud or intentional misrepresentation, any claim for indemnification relating to FCPA Violations, Anti-Indemnity Claims or Insured Claims, or for a Breach of a Fundamental Representation (collectively, the “Excluded Claims”), although all Damages with respect to such Excluded Claims shall be included in determining whether the Basket has been met. For purposes of this Article IX, the term “Fundamental Representation” means all representations and warranties contained in Sections 4.1(a), 4.1(c), 4.20 and 5.1(a), 5.2, and 5.3.
          (c) Other than indemnification in connection with any Excluded Claim, the maximum amount of Sellers’ liability for any indemnification obligation under Sections 9.2(i) and (ii) of this Agreement shall not exceed in the aggregate an amount equal to $11,700,000 (the “Cap”). No amounts paid by Sellers for Excluded Claims shall be included in determining whether the Cap has been met.

          (d) Buyers will have no liability for any indemnification obligation under Section 9.3(i) of this Agreement until the total of all Damages with respect to such matters exceeds the Basket, after which the Buyers shall be obligated to pay in full all such amounts for such indemnification (including those amounts not exceeding the Basket). The maximum amount of Buyers’ liability for any indemnification obligation under Sections 9.3(i) of this Agreement shall not exceed in the aggregate an amount equal to the Cap.
          9.7 Procedures for Making Claims.
     The Party making a claim under this Article IX is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:
          (a) Notice of Asserted Liability. Within 5 Business Days after receipt by the Indemnified Party of notice of the commencement of any action or proceeding, the assertion of any claim by a third party, the imposition of any penalty or assessment or a claim not involving a third party for which the Indemnified Party seeks to be indemnified that may result in Damages (each, an “Asserted Liability”), the Indemnified Party shall give written notice of such Asserted Liability (the “Claims Notice”) to the Indemnifying Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially and irreparably prejudiced by reason of such failure. To the extent then known by the Indemnified Party, the Claims Notice shall describe the Asserted Liability in reasonable detail, including (i) the representation, warranty, covenant or agreement that is alleged to have been Breached, (ii) the basis for such allegation, including the provision of supporting documentation, and (iii) if known, the aggregate amount of the Damages for which a claim is being made under this Article IX. The Indemnified Party will consult with the Indemnifying Party with respect to any possible mitigation, action or defense to the matter giving rise to any claim or potential claim against the Indemnifying Party, or any possible right of recovery against a third party in respect of such matter.
          (b) Non-Third Party Claims. If the Claims Notice from the Indemnified Party pertains to an Asserted Liability other than a claim or demand from a third party, then the Indemnifying Party shall have 20 Business Days following receipt of the Claims Notice to make such investigation, at the expense of the Indemnifying Party, of the basis of the claim and the amount of the Asserted Liability, as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party will make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Asserted Liability and such other information in its possession that the Indemnifying Party may reasonably request for purposes of such investigation. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said 20 Business Day period (or any mutually agreed upon extension thereof) on the validity and amount of such Asserted Liability, the Indemnifying Party shall promptly pay to the Indemnified Party the full amount of the claim by wire transfer of immediately available funds to an account designated by the Indemnified Party. If the Indemnified Party and the Indemnifying Party do not agree at or prior to the expiration of said 20 Business Day period (as such period may be extended by mutual agreement) on the validity and amount of such Asserted Liability, then each of the Indemnified Party or the Indemnifying Party may pursue the remedies available to them under this Agreement.
          (c) Opportunity to Defend Third Party Claims.
          (i) If the Claims Notice pertains to an Asserted Liability that relates to a claim or demand from a third party (a “Third Party Claim”), the Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, such Asserted Liability so long as (A) the Indemnifying Party shall acknowledge in writing its obligation to indemnify the Indemnified Party for any and all Damages relating thereto (subject to the limitations set forth in this Agreement), (B) the claim or demand does not seek to impose on the Indemnified Party any injunctive or other non-monetary relief, (C) the Third Party Claim does not involve any customer of the Indemnified Party from which such Indemnified Party receives five percent (5%) or more of its revenues, or any officer or key employee of the Indemnified Party, and (D) it is reasonably expected that the indemnification payments to be made by the Indemnifying Party in respect of such Third Party Claim, giving effect to the application of the Cap and the Basket, will be at least equal to the Damages suffered by the Indemnified Party as a result of such Third Party Claim.
          (ii) If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall promptly notify the Indemnified Party in writing of its intent to do so (but in no event later than within ten (10) Business Days of the date of the notice of the claim concerning the commencement or assertion of any such Third Party Claim), and the Indemnified Party, at the expense of the Indemnifying Party, shall cooperate in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects to defend against such Third Party Claim or Asserted Liability, the following shall apply: (A) the Indemnified Party shall make available to the Indemnifying Party any personnel, books, records or other documents within its control that are necessary or appropriate for such defense, (B) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by the Indemnifying Party, subject to the Indemnified Party’s reasonable prior approval of such counsel; (C) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party, provided, however, that if in the reasonable opinion of the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable legal fees and expenses of one separate counsel to all of the applicable Indemnified Parties (in addition to one local counsel in each jurisdiction that may be necessary or appropriate); (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, without the written consent of the Indemnified Party, which consent will not be unreasonably withheld, delayed or conditioned, (E) in assuming the defense of any Third Party Claim, the Indemnifying Party must expressly waive the right to contest whether any or all of such claim is indemnifiable hereunder.
          (iii) If the Indemnifying Party is precluded from compromising or defending an Asserted Liability under Section 9.7(c)(i), elects not to compromise or defend such Asserted Liability, fails to notify the Indemnified Party in writing of its election within the time period provided in this Agreement, or otherwise abandons the defense of such Asserted Liability, the

Indemnified Party (i) shall pursue in good faith the defense of such Asserted Liability and (ii) may pay, compromise or defend such Asserted Liability and seek indemnification for any and all Damages based upon, arising from or relating to such Asserted Liability pursuant to this Article IX. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any Asserted Liability without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).
          9.8 Other Matters Relating to Indemnification.
          (a) Damages Paid Net of Other Recoveries.
          (i) Indemnification under this Article IX shall be limited to the amount of any Damages that remains after deducting therefrom (and the cumulative amount of all Damages for purposes of determining the Basket shall be reduced by the amount of) any insurance proceeds or any indemnity, contribution or other similar payment actually recovered (net of out-of-pocket costs incurred in connection with such recovery) by an Indemnified Party from any third party insurer that is not an Affiliate of such Indemnified Party, provided, however, that no Indemnified Party shall have any obligation to seek to recover insurance proceeds or any other amounts from third parties in connection with making an indemnification claim under this Article IX.
          (ii) In any case where an Indemnified Party recovers from third parties all or any part of any amount paid to it by an Indemnifying Party pursuant to this Article IX, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom a reasonable amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party.
          (b) Adjustment to Purchase Price. All indemnification payments under this Article IX and under Article VIII and under Section 7.2(j) shall be deemed and treated by the Parties as adjustments to the Purchase Price.
          9.9 Exclusive Remedy.
     Except for (i) any case of fraud or intentional misrepresentation, (ii) any claim with respect to Section 10.1 (in which case the sole remedy shall be specific performance) and (iii) the remedies referenced in the Purchase Price adjustment provisions contained in Section 2.4, and (iv) the provisions of Article VIII, the indemnification pursuant to this Article IX shall be the sole and exclusive remedy of Buyers for all Damages based upon, arising from or relating to any Breach of any representation, warranty or covenant contained in this Agreement.
          9.10 Special Limitation on Claims.
     Notwithstanding any other provision in this Agreement to the contrary Buyers shall have no recourse against Sellers for any Claims relating to the Contemplated Transactions as a result of any violation of Section 55102 of Title 46 of the United States Code that occur from and after the Closing by virtue of Buyers chartering of the Owned Vessels under the Charter Agreement and operating of the (i) Owned Vessels under the Secondment Agreement and the Customer Owned Vessels.

ARTICLE X
TERMINATION
          10.1 Termination of Agreement.
          (a) Termination by Lapse of Time. Either Party may terminate this Agreement if the Closing has not been consummated on or before September 30, 2009, or such later date as the Parties may agree upon; provided that the Party seeking termination is not then in breach of any of its material obligations under this Agreement.
          (b) Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of Buyers and the Sellers.
          (c) Termination by Buyers for Breach. This Agreement may be terminated by Buyers if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Sellers or the failure of the Sellers to perform any condition or obligation hereunder, except for any such breaches or failures that would not reasonably be expected to have a Material Adverse Effect.
          (d) Termination by Sellers for Breach. This Agreement may be terminated by the Sellers if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of Buyers or the failure by Buyers to perform any material condition or obligation hereunder.
          10.2 Availability of Remedies at Law; Survival of Certain Obligations.
     Each Party hereto shall have the right to enforce its rights hereunder and the obligations of the other Parties hereunder by an action or actions for specific performance, injunctive and/or other equitable relief, in addition to any other remedy at law or equity. Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be deemed an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement shall terminate, except that the obligations in Section 11.2 shall survive; provided, that if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, then the terminating Party’s right to pursue an action or actions for specific performance, injunctive and/or other equitable relief, in addition to any other remedy at law or equity, shall survive such termination unimpaired. Nothing herein or any termination of this Agreement shall limit the right of the non-breaching Party to enforce its rights hereunder and the obligations of the other Parties hereunder by an action or actions for specific performance, injunctive and/or other equitable relief, in addition to any other remedy at law or equity. A Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

ARTICLE XI
MISCELLANEOUS
          11.1 Interpretive Provisions; Certain Definitions.
          (a) Whenever used in this Agreement, “to the Sellers’ Knowledge” shall mean the actual knowledge of each of H. James McKnight, Michael D. White, John D. Whiteford, Michael J. Zugay, Steve Roan, Dennis Higgins and James Johnson.
          (b) The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any United States, state, local, or other foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The Section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference in this Agreement to any legal term for any Law, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than the United States be deemed to include that legal concept or thing in that other jurisdiction which most nearly approximates that United States legal term (in addition to any other analogous legal concept or term specified). The Appendices, Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in any Appendix, Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
          11.2 Expenses.
     Except as otherwise explicitly provided in this Agreement, each Party will bear its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.
          11.3 Entire Agreement; Amendments and Waivers; Conflicts.
          (a) This Agreement, the other Transaction Documents and the Appendices, Schedules and Exhibits attached hereto and thereto, along with the NDA, contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect thereto.

          (b) This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each Seller and each Buyer. At any time prior to the Closing Date, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and/or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          (c) No waiver by any Party of any default, misrepresentation or Breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.
          (d) To the extent that any provision of this Agreement conflicts with the provisions of any Appendix, Schedule or Exhibit or other document related to this Agreement, the provisions of this Agreement shall apply.
          11.4 Severability.
     It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          11.5 Notices.
     All notices or other communications which are required hereunder or otherwise delivered in connection herewith shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by nationally-recognized overnight courier, by facsimile or electronic mail, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
if to Buyers, to:
c/o Wood Group E.&P.F Holdings, Inc.
17000 Katy Freeway, Suite 150
Houston, Texas 77094

Attention: President
Facsimile: (281) 828-6825
Telephone: (281) 667-8300
with a copy to:
Wood Group Management Services, Inc.
17000 Katy Freeway, Suite 150
Houston, Texas 77094
Attention: General Counsel — Americas
Facsimile: (281) 828-3525
Telephone: (281) 828-3510
if to the Sellers, to:
Michael Baker Corporation
Airside Business Park
100 Airside Drive
Moon Township, PA 15108
Attention: H. James McKnight, Esq.
Facsimile: (412) 375-3981
Telephone: (412) 269-2532
with a copy to:
Reed Smith LLP
435 Sixth Avenue
Pittsburgh, Pennsylvania 15219
Attention: David L. DeNinno
Facsimile: (412) 288-3063
or to such other address as any Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of delivery, (b) in the case of a nationally-recognized overnight courier, charges prepaid, the next day after being sent, (c) in the case of facsimile transmission or electronic mail transmission, when confirmation of delivery is received, and (d) in the case of mailing, on the third (3rd) Business Day after it is sent by registered or certified mail, return receipt requested, postage prepaid.
          11.6 Counterparts.
     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement. It is the express intent of the Parties to be bound by the exchange of signatures of this Agreement via electronic transmission (including facsimile and electronic pdf), which the Parties agree shall constitute a writing for legal purposes.

          11.7 Governing Law; Waiver of Trial by Jury.
          (a) EXCEPT TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION IS MANDATORY, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
          (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO IN CONNECTION HEREWITH.
          11.8 Consent to Jurisdiction and Service of Process.
          (a) EACH OF THE PARTIES HEREBY:
          (i) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK FOR THE PURPOSES OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER DOCUMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF AND BROUGHT BY ANY OTHER PARTY;
          (ii) WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION OR PROCEEDING, ANY CLAIM THAT (A) IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) THE ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (C) THE VENUE OF THE ACTION OR PROCEEDING IS IMPROPER; AND
          (iii) AGREES THAT, NOTWITHSTANDING ANY RIGHT OR PRIVILEGE IT MAY POSSESS AT ANY TIME, SUCH PARTY AND ITS PROPERTY ARE AND SHALL BE GENERALLY SUBJECT TO SUIT ON ACCOUNT OF THE OBLIGATIONS ASSUMED BY IT HEREUNDER.
          (b) EACH PARTY AGREES THAT SERVICE IN PERSON OR BY CERTIFIED OR REGISTERED MAIL TO ITS ADDRESS SET FORTH IN SECTION 11.5 SHALL CONSTITUTE VALID IN PERSONAM SERVICE UPON SUCH PARTY AND ITS

SUCCESSORS AND ASSIGNS IN ANY ACTION OR PROCEEDING WITH RESPECT TO ANY MATTER AS TO WHICH IT HAS SUBMITTED TO JURISDICTION HEREUNDER AND THAT SUCH PROCESS MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.
          (c) EACH PARTY HEREBY ACKNOWLEDGES THAT THIS IS A COMMERCIAL TRANSACTION, THAT THE FOREGOING PROVISIONS FOR CONSENT TO JURISDICTION AND SERVICE OF PROCESS HAVE BEEN READ, UNDERSTOOD AND VOLUNTARILY AGREED TO BY EACH PARTY AND THAT BY AGREEING TO SUCH PROVISIONS EACH PARTY IS WAIVING IMPORTANT LEGAL RIGHTS.
          11.9 Benefits of Agreement.
     All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by the Sellers without the consent of Buyers or by Buyers without the consent of the Sellers.
          11.10 Non Disclosure Agreement.
     The rights, obligations and restrictions of the Parties contained in the nondisclosure letter agreement, dated as of April 28, 2009, between Baker and Wood Group E.&P.F. Holdings, Inc. (the “NDA”) shall continue and remain in full force and effect in accordance with the provisions of such NDA.
          11.11 Public Announcements.
     No press release or announcement concerning this Agreement or the transactions contemplated hereby will be issued by any Party without the prior consent of the other Parties, except any such release or announcement as may be required by Law, including without limitation, the filing by Baker with the Securities Exchange Commission of a Current Report on Form 8-K that will include the filing of this Agreement with such Form 8-K or with Baker’s subsequently filed Form 10-Q, or in any listing agreement with any national securities exchange, in which case the Party required to make the release or announcement will, to the extent practicable, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. On the Closing Date, the Parties shall issue a joint press release, which shall be reasonably acceptable to Buyers and the Sellers.
          11.12 No Third Party Beneficiaries.
     Except as expressly set forth herein (including, without limitation, Section 7.2(e)), nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and there respective heirs, successors and permitted assigns.

          11.13 Further Assurances.
     From and after the date of this Agreement, upon the request of any Party, the other parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary to carry out and to effectuate fully the intent and purposes of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on the day and year first written above.

BUYERS:

WOOD GROUP E.&P.F. HOLDINGS, INC.

By:	/s/ Antonio Dinozzi

Name:	Antonio Dinozzi

Title:	Power of Attorney

WOOD GROUP HOLDINGS (INTERNATIONAL) LIMITED

By:	/s/ Antonio Dinozzi

Name:	Antonio Dinozzi
Title:	Power of Attorney

WOOD GROUP ENGINEERING AND OPERATIONS SUPPORT LIMITED

By:	/s/ Antonio Dinozzi

Name:	Antonio Dinozzi
Title:	Power of Attorney

SELLERS:

MICHAEL BAKER CORPORATION

By:	/s/ Michael J. Zugay

Name:	Michael J. Zugay
Title:	Executive Vice President, Chief Financial Officer
[Signature Page to Share Purchase Agreement]

BAKER HOLDING CORPORATION

By:	/s/ Michael J. Zugay

Name:	Michael J. Zugay
Title:	Executive Vice President, Chief Financial Officer

BAKER OTS, INC.

By:	/s/ Michael J. Zugay

Name:	Michael J. Zugay
Title:	Executive Vice President, Chief Financial Officer

MICHAEL BAKER INTERNATIONAL, INC.

By:	/s/ Michael J. Zugay

Name:	Michael J. Zugay
Title:	Executive Vice President, Chief Financial Officer
[Signature Page to Share Purchase Agreement]

Appendix A
Acquired Subsidiaries
1.	Michael Baker Global, Inc., a Pennsylvania corporation, 100 percent owned by Michael Baker Corporation.
2.	Baker/MO Services, Inc., a Texas corporation, 100 percent owned by Baker Holding Corporation.
3.	Energy Logistics, Inc., a Delaware corporation, 33.33 percent owned by Baker/MO Services, Inc.
4.	5. Baker Energy de Venezuela, C.A., a Venezuela entity, 99 percent owned by Michael Baker International, Inc.
6.	Baker O&M International, Ltd., a Cayman Islands entity, 100 percent owned by Baker/OTS, Inc.
7.	Baker Energy International Equatorial Guinea, S.A, an Equatorial Guinean limited corporation, 65 percent owned by Baker O&M International, Ltd.
8.	Overseas Technical Services International, Ltd., a Republic of Vanuatu entity, 100 percent owned by Baker/OTS, Inc.
9.	Overseas Technical Services Nigeria Limited, a Federal Republic of Nigeria entity, 52.8 percent owned by Overseas Technical Services International, Ltd.
10.	Baker OTS International, Inc., a Cayman Islands entity, 100 percent owned by Baker/OTS, Inc.
11.	OTS Finance and Management Ltd., a Republic of Vanuatu entity, 100 percent owned by Baker/OTS, Inc.
12.	SD Forty Five Limited, a limited company incorporated in the United Kingdom and registered in England and Wales, 100 percent owned by Baker/OTS, Inc.
13.	Baker OTS Limited, a limited company incorporated in the United Kingdom and registered in England and Wales, 100 percent owned by SD Forty Five Limited.
14.	Overseas Technical Service (Harrow) Limited, a limited company incorporated in the United Kingdom and registered in England, 100 percent owned by SD Forty Five Limited.
15.	OTS International Training Services Limited, a limited company incorporated in the United Kingdom and registered in England, 100 percent owned by SD Forty Five Limited

Appendix B
Shares Owned by Sellers to be Transferred at Closing
1.	Michael Baker Global, Inc. — 1,000 shares of common stock, no par value per share, are authorized. 1000 shares of common stock are issued and outstanding, and will be acquired by Wood Group E.&P.F. Holdings, Inc.
2.	Baker/MO Services, Inc. — 10,000 shares of common stock, par value $1.00 per share, are authorized. 1,000 shares of common stock are issued and outstanding, and will be acquired by Wood Group E.&P.F. Holdings, Inc.
3.	Baker Energy de Venezuela, C.A. — 10,000 shares of common stock, par value 1,000 Bolivar per share, are authorized. 10,000 shares of common stock are issued and outstanding, 9,900 of will be acquired by Wood Group Holdings (International) Ltd.
4.	Baker O&M International, Ltd. — The authorized share capital is 50,000 common shares, par value $1.00 per share. 100 common shares are issued and outstanding, and will be acquired by Wood Group Holdings (International) Ltd.
5.	Overseas Technical Services International, Ltd. — The authorized share capital is 400,000 ordinary shares of AUD1.00 each. 2,665 ordinary shares are issued and outstanding, and will be acquired by Wood Group Holdings (International) Ltd.
6.	Baker OTS International, Inc. — The authorized share capital is 900,000 ordinary shares, par value $1.00 per share. 100 ordinary shares are issued and outstanding, and will be acquired by Wood Group Holdings (International) Ltd.
7.	OTS Finance and Management Ltd. — The authorized share capital is 400,000 ordinary shares of AUD1.00 each. 2,665 ordinary shares are issued and outstanding, and will be acquired by Wood Group Holdings (International) Ltd.
8.	SD Forty Five Limited — The authorized share capital is 1,000 shares of £1. 1,000 shares are issued and outstanding, and will be acquired by Wood Group Engineering and Operations Support Ltd.

Appendix C
List of Directors and Officer Resignations

Acquired Subsidiary	Officers	Directors
Michael Baker Global, Inc.	Bradley L. Mallory H. James McKnight Michael J. Zugay Jim Kempton Marcia S. Wolk	Bradley L. Mallory H. James McKnight Mike Zugay

Baker/MO Services, Inc.	Bradley L. Mallory H. James McKnight Michael J. Zugay Marcia S. Wolk John D. Whiteford	Bradley L. Mallory H. James McKnight John D. Whiteford

Energy Logistics, Inc.		Richard Shaw

BES Energy Resources Co., Ltd.

We will not need resignation letters for BES at this time.

Baker Energy de Venezuela, C.A.	Marcia S. Wolk H. James McKnight	Bradley L. Mallory John D. Whiteford H. James McKnight Mike Zugay

Baker O&M International, Ltd	Bradley L. Mallory H. James McKnight Michael J. Zugay Marcia S. Wolk	Bradley L. Mallory H. James McKnight

Baker Energy International Equatorial Guinea, S.A.	Bradley L. Mallory	Bradley L. Mallory

Overseas Technical Services International, Ltd.		Bradley L. Mallory

Overseas Technical Services Nigeria, Ltd.		Bradley L. Mallory H. James McKnight

Baker OTS International, Inc.	Bradley L. Mallory H. James McKnight Michael J. Zugay Marcia S. Wolk	Bradley L. Mallory H. James McKnight

Acquired Subsidiary	Officers	Directors
OTS Finance and Management Ltd.		Bradley L. Mallory

SD Forty Five Limited		Bradley L. Mallory H. James McKnight

Baker OTS Limited		Bradley L. Mallory H. James McKnight

Overseas Technical Services (Harrow) Limited		Bradley L. Mallory H. James McKnight

OTS International Training Services, Ltd.		Bradley L. Mallory H. James McKnight

Appendix D
Acquired Subsidiaries: Corporation Information

	Jurisdiction of	Jurisdictions in which
Acquired Subsidiary	Incorporation or Formation	Authorized to do Business
Michael Baker Global, Inc.	Pennsylvania

Baker/MO Services, Inc.	Texas	Alabama, Alaska, Arkansas, California, Colorado, Georgia, Kansas, Kentucky, Louisiana, Michigan, Mississippi, Montana, Nevada, New Jersey, New Mexico, North Dakota, Oklahoma, Oregon, Wyoming, Alberta and BC Canada

Energy Logistics, Inc.[1]	Delaware

BES Energy Resources Company Limited[2]	Thailand

Baker Energy de Venezuela, C.A.[3]	Venezuela

Baker O&M International, Ltd.	Cayman Islands	Ghana, Angola, Pakistan(inactive), Egypt (inactive)

Baker Energy International Equatorial Guinea, S.A.[4]	Equatorial Guinea

Overseas Technical Services International, Ltd.	Republic of Vanuatu

Overseas Technical Services Nigeria Limited[5]	Federal Republic of Nigeria

Baker OTS International, Inc.	Cayman Islands

OTS Finance and Management Ltd.	Republic of Vanuatu

SD Forty Five Limited	United Kingdom, registered in England and Wales

[1]	33.3% ownership interest.

[2]	79.7% ownership interest.

[3]	99% ownership interest.

[4]	65% ownership interest.

[5]	52.8% ownership interest.

	Jurisdiction of	Jurisdictions in which
Acquired Subsidiary	Incorporation or Formation	Authorized to do Business
Baker OTS Limited	United Kingdom, registered in England and Wales	Algeria, Kazakhstan (inactive)

Overseas Technical Services (Harrow) Limited	United Kingdom, registered in England

OTS International Training Services Limited	United Kingdom, registered in England